As filed with the Securities and Exchange Commission on April 28, 1998
                        Registration No. 33-4711

                    SECURITIES AND EXCHANGE COMMISSION
                   POST-EFFECTIVE AMENDMENT NO. 12 TO THE
               REGISTRATION STATEMENT ON FORM S-1 UNDER THE
                          SECURITIES ACT OF 1933
        (WITH S-3 INFORMATION  ABOUT LINCOLN NATIONAL  CORPORATION)

      Lincoln
National  Corporation                The  Lincoln  National  Life  Insurance
(Exact  name  of                        Company Agents' Savings and
registrant as specified                   Profit-Sharing Plan
in its charter)
                                       (Exact name of registrant
                                      as specified in its charter)

          Indiana                                Indiana
 (State of Incorporation)              (State of Incorporation)

        35-1140070                             35-0472300
    (I.R.S. Employer                        (I.R.S. Employer
   Identification No.)                     Identification No.)

   200 E.Berry Street                   1300 South Clinton Street
   Fort Wayne, Indiana 46802             Fort Wayne, Indiana 46802
        (219)455-2000                         (219)455-2000
(Address, including zip code and (Address, including zip code and telephone number, including area telephone number, including area
 code of registrant's principal       code of registrant's principal
       executive offices)                 executive offices)

                              Jack D. Hunter
                            200 E. Berry Street
                         Fort Wayne, Indiana 46802
                               (219)455-2000
         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, as amended, the Prospectus contained in this Registration Statement will also be used in connection with the securities registered pursuant to Registration Statements Nos. 2-91708 and 2-83029.

            THE LINCOLN NATIONAL LIFE INSURANCE COMPANY AGENTS'
                      SAVINGS AND PROFIT-SHARING PLAN
                      POST-EFFECTIVE AMENDMENT NO. 12

                           Cross Reference Sheet


     Showing Location in Prospectus of Information Required by Items of Form S-1 Pursuant to Item 501(b) of Regulation S-K.

Item of Form S-1                           Location in Prospectus

Item 1.   Forepart of the Registration     Forepart of the Registration
          Statement and Outside Front      Statement and Front Cover
          Cover Page of Prospectus         Page of Prospectus

Item 2.   Inside Front and Outside Back    Inside Front Cover Page of
          Cover Pages of Prospectus        Prospectus

Item 3.   Summary Information, Risk        GENERAL INFORMATION
          Factors and Ratio of Earnings
          to Fixed Charges

Item 4.   Use of Proceeds                  SUMMARY OF THE PLAN --
                                           Investment of Contributions

Item 5.   Determination of Offering Price  Not Applicable

Item 6.   Dilution                         Not Applicable

Item 7.   Selling Security Holders         Not Applicable

Item 8.   Plan of Distribution             SUMMARY OF THE PLAN -- Sale
                                            of Stock to the Trustee

Item 9.   Description of Securities to     SUMMARY OF THE PLAN
          be Registered

Item 10.  Interests of Named Experts       Not Applicable
          and Counsel

Item 11.  Information with Respect to      SUMMARY OF THE PLAN
          the Registrant

Item 12.  Disclosure of Commission         INDEMNIFICATION OF OFFICERS,
          Position on Indemnification      DIRECTORS, EMPLOYEES AND
          for Securities Act Liabilities   AGENTS

                         LINCOLN NATIONAL CORPORATION

                            Cross Reference Sheet

     Showing Location in Prospectus of Information Required by Items of Form S-3 Pursuant to Item 501(b) of Regulation S-K.

Item of Form S-3                           Location in Prospectus

Item 1.   Forepart of the Registration     Forepart of the Registration
          Statement and Front Cover Page   Statement and Front Cover
          of Prospectus                    Page of Prospectus

Item 2.   Inside Front and Outside Back    Inside Front and Outside Back
          Cover Pages of Prospectus        Cover Pages of Prospectus

Item 3.   Summary Information, Risk        GENERAL INFORMATION
          Factors and Ratio of Earnings
          to Fixed Charges

Item 4.   Use of Proceeds                  Not Applicable

Item 5.   Determination of Offering        Not Applicable
          Price

Item 6.   Dilution                         Not Applicable

Item 7.   Selling Security Holders         Not Applicable

Item 8.   Plan of Distribution             SUMMARY OF THE PLAN -- Sale
                                            of Stock to the Trustee

Item 9.   Description of Securities to     LINCOLN NATIONAL CORPORATION
          be Registered                    COMMON STOCK

Item 10.  Interests of Named Experts       Not Applicable
          and Counsel

Item 11.  Material Changes                 Not Applicable

Item 12.  Incorporation of Certain         INCORPORATION OF ADDITIONAL
          Information by Reference         DOCUMENTS BY REFERENCE

Item 13.  Disclosure of Commission         INDEMNIFICATION OF OFFICERS,
          Position on Indemnification      DIRECTORS, EMPLOYEES AND
          for Securities Act Liabilities   AGENTS

The Lincoln National Life Insurance Company
1300 South Clinton Street
Fort Wayne, Indiana 46802-3506
(219) 455-2000

Agents  Savings and Profit-Sharing Plan

Offering

Lincoln National Corporation Common Stock

This amended Prospectus relates to 20,000,000 Plan Interests in The Lincoln National Life Insurance Company Agents Savings and Profit-Sharing Plan (the
Plan) registered by the initial Registration Statement on April 30, 1986. It also relates to 1,600,000 shares of Common Stock of Lincoln National Corporation, being offered and sold to eligible agents of The Lincoln National Life Insurance Company and its affiliates who participate in the Plan (singly, an Agent ; collectively, the Agents ). A previous registration is still in effect with respect to the above- mentioned shares of Lincoln National Corporation Common Stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

(NOTE: FOUR (4) OF THE THIRTEEN INVESTMENT OPPORTUNITIES AVAILABLE TO PARTICIPATING AGENTS ARE HIGH-RISK COMMON STOCK FUNDS. SEE PAGE 9 OF THE PROSPECTUS.)

No person is authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Lincoln National Corporation or the Plan. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to or from any person to whom it is unlawful to make or solicit such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has or has not been any change in the information contained herein since the date hereof. The date of this Prospectus is May 1, 1998.

Lincoln  National  Corporation  is  subject  to  the  informational requirements of the Securities and Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission s Public Reference Room: 450 Fifth Street, N.W., Room 1024, Washington, D.C.; and at certain of its Regional Offices located at Room 1204, Everett McKinley Dirksen Building, 219 South
 Dearborn Street, Chicago, Illinois 60604; and at the Federal Building, 75 Park Place, Room 1228, New York, New York 10007. Copies of these materials may also be obtained from the Commission at prescribed rates by mailing a request to the Public Reference Branch, Securities and Exchange Commission, Washington, D.C. 20549. Such reports, proxy statements and other information can also be inspected at the offices of the New York, Midwest, Pacific, London and Tokyo Stock Exchanges. In addition, Lincoln National Corporation will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference into this Prospectus (excluding unincorporated exhibits) but not delivered with it. Such requests should be made to C. Suzanne Womack, Secretary, Lincoln National Corporation, 200 East Berry Street, Fort Wayne, Indiana 46802-2706, telephone: (219) 455-3271.

Table of contents
                                 Page
General Information. . . . . . . . . .
Summary of the plan. . . . . . . . . .
Purpose. . . . . . . . . . . . . . . .
Eligibility and participation. . . . .
Agent Contributions. . . . . . . . . .
Rollover Contributions . . . . . . . .
Suspension of Agent Contributions. . .
Company Contributions. . . . . . . . .
Limitations on Contributions . . . . .
Investment of Contributions. . . . . .
Comparative performance
of investment funds. . . . . . . . . .
Risk factors . . . . . . . . . . . . .
Valuation of Investments . . . . . . .
Expenses of the Plan
Vesting. . . . . . . . . . . . . . . .
Accounts . . . . . . . . . . . . . . .
Withdrawals. . . . . . . . . . . . . .
Agent Loans. . . . . . . . . . . . . .

Lump Sum Distributions . . . . . . . .

  Vested Amounts . . . . . . . . . . .
  Death, Disability, Retirement
    or Termination of Service. . . . .

Periodic Payments of
Distributions. . . . . . . . . . . .

  At retirement  . . . . . . . . . . .
  At disability  . . . . . . . . . . .
  At death . . . . . . . . . . . . . .
Fractional Shares. . . . . . . . . . .
Company Contribution Account . . . . .
  Automatic Crediting of
  Account Balances . . . . . . . . . .
  Withdrawals from the
  Company Contribution Account . . . .
  Investment of Contributions. . . . .
Beneficiary Designation. . . . . . . .
Assignment . . . . . . . . . . . . . .
Amendment or Termination . . . . . . .
Administration of the Plan . . . . . .
  Trustee. . . . . . . . . . . . . . .
  Plan Administrator . . . . . . . . .
Voting of Shares . . . . . . . . . . .
Federal Income Tax Consequences. . . .
Tax and Withholding. . . . . . . . . .
Employee Retirement Income
Security Act of 1974 . . . . . . . . .
Agent s Rights Under ERISA . . . . . .
Participation Interests
are Securities . . . . . . . . . . . .
Financial Statements . . . . . . . . .
Lincoln National Corporation
Common Stock . . . . . . . . . . . . .
Dividend Rights. . . . . . . . . . . .
Voting Rights. . . . . . . . . . . . .
Liquidation Rights . . . . . . . . . .
Pre-Emptive Rights . . . . . . . . . .
Assessment . . . . . . . . . . . . . .
Modification of Rights . . . . . . . .
Other Provisions . . . . . . . . . . .
Indemnification of Officers,
Directors, Employees and Agents. . . .
Experts. . . . . . . . . . . . . . . .
Legal Opinion. . . . . . . . . . . . .
Incorporation of additional
documents. . . . . . . . . . . . . . .
Index to financial statements. . . . .

General information

The Plan was first adopted by the Board of Directors of The Lincoln National Life Insurance Company (the Company ) on May 11, 1978, effective January 1, 1979, for the benefit of eligible Agents of the Company and any participating affiliates, sometimes collectively referred to in this Prospectus as Employers. However, as of the date of this Prospectus, the Company was the only Employer.

The Plan enables eligible Agents serving the Company as independent contractors a convenient and systematic method of saving. Under the Plan there are thirteen investment funds, one of which is the Lincoln National Corporation ( LNC ) Stock Fund (see Investment of Contributions). Norwest Bank Minnesota, N.A., Minneapolis, Minnesota, is the Trustee of the Plan (see Administration of the Plan - Trustee ).

LNC, an Indiana corporation, is an insurance holding company which provides through its subsidiaries and on a national basis life and health insurance and annuities, property-casualty insurance, reinsurance and other financial services. The Company is a subsidiary of LNC. The principal executive offices of LNC are at 200 East Berry Street, Fort Wayne, Indiana 46802-2706. Its telephone number is (219) 455-2000.

The major features of the Plan, as amended, are described below. The statements contained in this Prospectus concerning the Plan are brief summaries and are qualified in their entirety by reference to the terms of the Plan itself. Copies of the Plan may be examined by eligible Agents and their beneficiaries upon request at the principal executive offices of the Company.


Summary of the plan

Purpose

The purpose of the Plan is to encourage and assist eligible Agents in adopting a regular savings and investment program and to help provide additional security for their retirement.


Eligibility and participation

Agents are immediately eligible to participate in the Plan. An Agent is an independent contractor classified by Company as a full-time life insurance salesman under the Federal Insurance Contributions Act and operating under a contract directly with Company. This definition does not include any person who is a party to a subsidy or an advance agreement with Company.



An eligible Agent may become a participant in the Plan by calling Norwest Banks Benefit Helpline voice response system and using his assigned Personal Identification Number. The Agent designates his rate of Pre-Tax contributions (minimum 1%), the manner in which his contributions are to be invested (see Investment of Contributions ), and a beneficiary to receive benefits under the Plan in the event of the Agent's death. This enrollment also authorizes the Company to reduce an Agent's earnings for his contributions. Participation is effective the date the Agent enrolls via the Benefits Helpline. Deductions begin with the first Commission Statement after the Agents enrollment data is received by the Company from Norwest Bank and processed by payroll.
The Benefits Helpline phone number is 1-888-245-9798.


As of December 31, 1997, there were 1,453 Agents eligible to participate in the Plan, and 1,302 Agents actually participating in the Plan.

PARTICIPATION  IN THE  PLAN  IS  ENTIRELY  VOLUNTARY,  AND THE
EMPLOYERS MAKE NO RECOMMENDATIONS AS TO WHETHER ANY ELIGIBLE AGENT SHOULD OR SHOULD NOT PARTICIPATE.

Agent Contributions

A participating Agent may make Pre-Tax contributions at a rate of at least 1%, but not more than 15%, of his earnings provided, however, that the percentage rate of Pre-Tax contributions for any highly compensated Agent shall not exceed the greater of the annual deferral percentage allowed for the highly compensated for the immediately preceding Plan Year, and 10%. The Agent consents to this reduction of earnings by virtue of initiating the deferral transaction.


Contributions must be made in whole multiples of 1%. An Agent may change the rate of contributions on any payday.


Rollover Contributions

An Agent who is or may become a Participant may, in accordance with procedures established by the LNC Benefits Committee, make a Rollover Contribution to the Plan, in the form and manner required by the Plan and the Code.


Suspension of Agent Contributions

A participating Agent may suspend contributions to the Plan. An Agent who suspends contributions may again begin contributing to the Plan.

Company Contributions

Each Plan Year the Company will contribute from 25 cents to $1.50 for every $1 invested, up to 6% of earnings. The amount the Company contributes is based on the average of LNC s performance each year over the three-year period ending with the Plan Year for which the contribution is being determined, compared to the performance over this same time period of a peer group of 14 companies selected by the Compensation Committee of the LNC Board of Directors. Value sharing return on equity, called VROE, is the measure used to determine performance.

Contributions above 25 cents will be made when LNC s performance is above the average performance of the peer companies. The maximum Company contribution of $1.50 will be made when LNC s performance is equal to or better than 75% of its peers. Amounts in between 25 cents and $1.50 will be based on LNC s relative performance between average and the 75th percentile. The LNC Board has complete discretion to determine this comparative performance after each Plan Year.

Average performance is defined as the VROE average of the middle 8 peer companies over the 3-year performance period. The 75% level of performance is defined as the VROE average of the peer companies ranked third, fourth and fifth.

The minimum Company contribution ($.25) will be made each pay period. Any additional Company contribution necessary to bring the total Company contribution to the level noted above will be made in a lump sum following the annual determination of the ratio of percentage increase. To be eligible for this additional amount, the individual must have been in service with the Company or an affiliate as either a full time life insurance salesman or an employee on the last day of the Plan Year for which the contribution is being made. In addition, the participant must bave completed one year of service to be eligible for any additional company contribution.

Agents who terminated due to death, disability, or retirement are deemed not to have terminated prior to the last day of the Plan Year for purposes of this additional Company contribution.


Limitations on Contributions

It may be necessary to amend the Plan from time to time in order to establish and maintain its qualified status under the Internal Revenue Code of 1986, as amended (the Code ). These amendments may cause prospective reductions to the Agent and Company contributions. The Company also reserves the right to amend or terminate the Plan at any time; however, such termination shall not affect already earned benefits.

The Plan (and other similar plans maintained by LNC and the Company and its affiliates), must meet specified nondiscrimination rules as established by the Internal Revenue Service ( IRS ). The IRS has established these rules to assure that the Plan does not favor higher paid Agents. If it is determined that the Plan (separately or, at the Company s option, when combined with other plans maintained by LNC and its subsidiaries) is not in compliance and does not meet the non-discrimination rules, adjustments may be necessary and may require that
the  Plan  Administrator   revoke  or  modify  the  Agent's  election  to  make
Contributions.

If the foregoing limits are exceeded, then, first, in order to reduce the excess, the Plan Administrator will reduce the amount of Company contributions for that year to the extent necessary to eliminate the excess; and, if additional adjustments are required, the Plan Administrator will then reduce the Agent's contributions for that year, to the extent necessary to eliminate the excess. Excess Agent contributions will be refunded and excess Company contributions will be held in a suspense account to reduce the amount of Company contributions under the Plan due thereafter, or, if the Plan is terminated, the excess amount will be allocated pro rata to the other Agents participating in the Plan as of the date of Plan termination.

Notwithstanding the foregoing, during any calendar year, the sum of the Agent's Pre-Tax contributions and Company contributions may not exceed the lesser of 25% of the Agent's earnings or $30,000. In addition, the maximum amount of compensation to be taken into account in determining benefits under the Plan may not exceed $160,000 for 1998, and the Agent's Pre-Tax contributions may not exceed $10,000 for calendar year 1998. The figures for calendar year 1999 and thereafter, may also change, depending upon certain cost-of-living adjustments.



Investment of Contributions

All contributions under the plan will be held in trust for the Agents. All Agents Pre-Tax and rollover (if any) contributions (and earnings thereon) will be invested by the Trustee in one or more of the following funds at the direction of the Agent:

1. LNC Common Stock Fund, which invests in shares of LNC Common Stock ( Common Stock or LNC Common Stock ). A fund such as the LNC Common Stock Fund which invests in the stock of a single issuer is not diversified and therefore is a riskier investment than a fund which invests in a diversified pool of stocks of companies with similar characteristics as the LNC Common Stock. The fund manager is Norwest Bank.

2. Government Bond Fund, which directly or indirectly invests in fixed income securities issued by the U.S. Government. This is a moderate risk fund. Because this account invests 100% of its monies in bonds guaranteed by the U.S. government, there is no default risk. However, this account will often produce lower returns than other bond accounts because of its shorter maturities and lower risk. The Trustee currently holds a group annuity contract issued by The Lincoln National Life Insurance Company ( LNL ) which provides for contributions to an LNL segregated investment account whose investment objectives are the same as those of the Government Bond Fund. The fund manager is Lincoln Investment Management, Inc.

3. Guaranteed Fund, which invests primarily in contracts which guarantee a rate of interest and principal. This fund is considered a safe investment because of the guarantee of the principal investment, as well as a minimum interest guarantee. The Trustee currently holds a group annuity contract issued by LNL which is the primary asset of this Fund. The fund manager is Lincoln Investment Management, Inc.

4. Core Equity Fund, which directly or indirectly primarily invests in the common stock of established companies. This is a conservative equity fund and has lower risk than investments in the more aggressive equity funds, because this fund invests primarily in large, well-established companies which are generally less risky than a new company or a company that is not well established. The Trustee currently holds a group annuity contract issued by LNL which provides for contributions to an LNL segregated investment account whose investment objectives are the same as those of the Core Equity Fund. The fund manager is Vantage Global Advisors, Inc.

5. Medium Capitalization Equity Fund, which directly or indirectly primarily invests in the stock of new, rapid growth companies. This is a high risk aggressive equity fund and is riskier than investments in large, established companies, because the stock of medium-size companies may not be as well known and may experience more sudden fluctuations. The Trustee currently holds a group annuity contract issued by LNL which provides for contributions to an LNL segregated investment account whose investment objectives are the same as those of the Medium Capitalization Equity Fund. The current description of that segregated account identifies it as a high-risk, aggressive common stock fund. The fund manager is Provident Investment Counsel.

6. Short Term Fund, which invests directly or indirectly primarily in notes of government agencies and private corporations. This is considered a low risk investment. Because investments in this fund are high quality and have short maturities, they are considered relatively safe. However, the fund will generally produce lower returns than both bonds and stocks. The Trustee currently holds a group annuity contract issued by LNL which provides for contributions to an LNL segregated investment account whose investment objectives are the same as those of the Short Term Fund. The fund manager is Lincoln Investment Management, Inc.

7. Large Capitalization Equity Fund, which directly or indirectly invests primarily in high-risk common stocks which have the potential for a significant appreciation in value over an 18 to 24-month period. The additional risk over that associated with other common stock funds may result in greater returns. The Trustee currently holds a group annuity contract issued by LNL which provides for contributions to an LNL segregated investment account whose investment objectives are the same as those of the Large Capitalization Equity Fund. The fund manager is Lynch & Mayer, Inc.

8. Government/Corporate Bond Fund, which invests directly or indirectly in Corporate and U.S. Government bonds, and mortgage-backed securities. This is a moderate risk fund, with less risk than the High Yield Fund because it invests mostly in higher-quality bonds. The Trustee currently holds a group annuity contract issued by LNL which provides for contributions to an LNL segregated investment account whose investment objectives are the same as the Government/ Corporate Bond Fund. The fund manager is Lincoln Investment Management, Inc.

9. Value Equity Fund, which directly or indirectly primarily invests in large capitalization stocks of conservative companies which are leaders in their industries. This is a conservative stock account. Therefore, investments in this account are not as risky as investments in aggressive equity accounts because the account invests in stocks of large, well-known companies that are bought at low prices but which have strong earning power. The Trustee currently holds a group annuity contract issued by LNL which provides for contributions to an LNL segregated investment account whose investment objectives are the same as those of the Value Equity Fund. The fund manager is first Fiduciary Investment Counsel, Inc.

10.International  Equity Fund, which directly or indirectly invests in stocks of non-United States companies. The International Equity Fund is an aggressive equity account which is a high-risk investment in non-U.S. stocks involving the same type of risk as in domestic aggressive equity stocks but bears an additional risk factor because of changes in the exchange rates between U.S. dollars and foreign currencies and other variables associated with international investing. The Trustee currently holds a group annuity contract issued by LNL which provides for contributions to an LNL segregated investment account whose investment objectives are the same as those of the International Equity Fund. The fund manager is Walter Scott & Partners Limited.

11.High  Yield  Fund,  which  directly  or  indirectly   primarily   invests  in
   below-investment-grade bonds. This is a high-risk fund. There is greater risk in investing in this fund than in the Government/ Corporate Bond Fund because this fund invests in lower-quality bonds (commonly known as junk bonds ) and there is a higher chance that the issuer will not be able to repay the promised interest or principal. The Trustee currently holds a group annuity contract issued by LNL which provides for contributions to an LNL segregated investment account whose investment objectives are the same as those of the High Yield Bond Fund. The fund manager is Lincoln Investment Management, Inc.

12.Small Capitalization Equity Fund, which directly or indirectly primarily invests in stocks of small companies which have the potential to grow rapidly and produce superior returns. This Fund is an aggressive equity account that has higher risk than investments in large- and medium-sized companies. The additional risk over that associated with other common stock funds may result in greater returns. The Trustee currently holds a group annuity contract issued by LNL which provides for contributions to an LNL segregated investment account whose investment objectives are the same as those of the Small Capitalization Equity Fund. The fund manager is Delaware Management Holdings, Inc.

13.Balanced  Fund , which  directly  or  indirectly  primarily  invests in three different assets classes: stocks, bonds, and money market instruments. Because the Balanced Fund contains a wide variety of investments, it has a correspondingly wide variety of risk characteristics across those securities. A wide variety of risk characteristics means that balanced accounts can have less volatility over time than a fund which invests in only one type of security. The Balanced Fund is riskier than a pure bond account but less risky than a conservative stock account. The Trustee currently holds a group annuity contract issued by LNL which provides for contributions to an LNL segregated investment account whose investment objectives are the same as those of the Balanced Fund. The fund manager is Lincoln Investment Management, Inc.

Depending on his or her investment needs and objectives, an Agent may concentrate or diversify the investment of deposits in the funds listed above. Any direction by an Agent for the investment of deposits will be deemed a continuing direction until changed by the Agent. The Trustee will invest an Agent's deposits in the short term fund if no investment direction is in effect. All Company contributions (and earnings thereon), when made, will be invested by the Trustee in the LNC Common Stock Fund.


Distributions will generally be in cash or, in the case of the LNC Common Stock Fund, in LNC Common Stock. The named fiduciary reserves the right to direct the Trustee to make distributions of assets of the Trust in kind (see Distributions ).

An Agent may  terminate  his election to invest in a  particular  Fund or change investment selection for his future deposits. In addition, other than with respect to Company contributions which have not matured (been in the Plan for at least two Plan Years after the Plan Year for which they were contributed), an Agent may transfer part or all of the current Fund balances to another Fund or Funds, subject to any limitations imposed by a particular fund. Any such terminations, changes, or transfers permitted by this paragraph will be effective the date the transaction is done via the Benefits Helpline. Administrator, which, under normal circumstances, will be the next valuation date following receipt of the written direction. In the event market conditions restrict the ability of the Trustee to comply with transfer requests, transfer amounts will be pro-rated per each Participant making a transfer request. This will be based on the total value of the amounts being requested for transfer.

Amounts contributed to the Plan will be invested by the Trustee as soon as reasonably possible after receipt, and in accordance with the Agent's directions and the provisions of the Plan. Assets acquired under the Plan are purchased primarily in the open market. In addition to purchasing LNC Common Stock on the open market, the Trustee may from time to time purchase authorized and unissued shares directly from LNC, or purchase outstanding shares directly from LNC shareholders. Under the terms of the Plan certain fees, commissions, and other expenses are charged to the Plan.

The election of investment Funds is the sole responsibility of the Agent and should be made in light of his investment needs and objectives. The following Table sets forth, for the various Investment Funds in the Plan, the annualized yield earned on investments in those Funds (assuming the reinvestment of dividends and interest, respectively) for the Plan Years 1993 through 1997. The comparison is based on past performance of the Investment Funds and is not necessarily indicative of future performance.

AGENTS   PLEASE READ:

THIS TABLE HAS BEEN PREPARED TO ASSIST YOU IN MAKING YOUR INVESTMENT DESIGNATIONS UNDER THE PLAN. HOWEVER, THE VALUE OF THIS INFORMATION IS LIMITED, AND YOU SHOULD CONSULT A QUALIFIED INVESTMENT ADVISER BEFORE MAKING YOUR DESIGNATIONS.


Comparative performance of investment funds

[Percentage   increase/(decrease)   in  value  of  investments,   assuming  such
investments were held in each fund for a Plan Year](1)

>

                                        Plan Year

Investment Fund               1993     1994     1995   1996   1997

LNC Common Stock Fund         15.10%  (16.06%)  59.95%  1.56% 53.6%
Government Bond Fund           7.21%   (1.60%) (14.1%)  4.4%   7.8%
Guaranteed Fund(3)             7.25%   (7.27%)  (6.9%)  6.8%   6.6%
Core Equity Fund              11.63%   (1.00%) (38.0%) 20.4%  33.0%
Medium Capitalization
Equity Fund(2)                12.71%   (2.40%) (32.6%) 14.8%  11.5%
Short Term Fund                2.97%    3.90%)  (6.2%)  5.6%   5.7%
Large Capitalization
Equity Fund(2)                10.88%   (2.50%) (29.5%) 18.9%  31.9%
Government/Corporate
Bond Fund                     12.36%   (4.00%) (20.2%)  2.5%   9.7%
Balanced Fund(4)               N/A     (2.30%) (25.5%) 10.5%  19.1%
High Yield Fund(4)             N/A      (.40%) (18.4%) 11.3%  11.7%
Value Equity Fund(4)           N/A      (.70%) (31.4%) 17.1%  33.9%
Small Capitalization
Equity Fund(2)(4)              N/A     (3.60%) (15.9%)  5.2%  24.3%
International Equity
Fund(2)(4)                     N/A     (1.40%) (11.2%) 10.3%  (3.0%)


Footnotes:
(1) The yield information given here is measured by overall performance of each Fund as if the investments were held for the entire Plan Year. This table should not be compared to tables presented prior to April 30, 1986. For the 1990 Plan Year, the last day of the Plan Year was December
        30. For all other years it is December 31.

(2) This is a high-risk fund. See Investment of Contributions , in this Prospectus.

(3) Effective April 1, 1994, the rate which is guaranteed is no longer guaranteed for twelve (12) months, but rather just for the calendar quarter in which the investment is received. Monies invested in quarters beginning prior to April 1, 1994, are guaranteed at a minimum to be credited with a rate of interest not less than the guaranteed rate on those monies for the remainder of the period of the existing guarantee.

(4) Effective April 1, 1994, the Plan began offering the Balanced Fund, High Yield Fund, Value Equity Fund, Small Capitalization Equity Fund, and the International Equity Fund.

RISK FACTORS

BECAUSE OF FLUCTUATIONS IN THE STOCK MARKET WHICH ARE GENERALLY INHERENT IN COMMON STOCK INVESTING, IT SHOULD BE NOTED THAT INVESTMENT IN EQUITY (I.E., STOCK) FUNDS IS GENERALLY MORE RISKY THAN INVESTMENT IN BOND FUNDS, THE SHORT TERM FUND OR THE GUARANTEED FUND.

Investing in Foreign Securities. Investments in foreign securities involve risks that are different in some respects from investments in securities of U.S.
issuers, such as the risk of fluctuations in the value of the currencies in which they are denominated; the risk of adverse political and economic developments; and, with respect to certain countries, the possibility of expropriation, nationalization, or confiscatory taxation, or of limitations on the removal of funds or other assets of the particular fund in question. Securities of such foreign countries are less liquid and more volatile than securities of comparable domestic companies.

There may be less publicly available information about foreign issuers than domestic issuers, and foreign issuers generally are not subject to the uniform accounting, auditing and financial reporting standards, practices and requirements applicable to domestic issuers. Delays may be encountered in settling securities transactions in certain foreign markets, and the Fund in question will incur costs in converting foreign currencies into U.S. dollars. Custody charges are generally higher for foreign securities. Special currency-hedging strategies may also be necessary as the relationship of the foreign issuer s currency to the U.S. dollar changes.


High-Yield/High Risk Bonds. Lower-rated bonds involve a higher degree of credit risk (the risk that the issuer will not make interest or principal payments when due). In the event of an unanticipated default, the Fund in question would experience a reduction in its income, and could expect a decline in the market value of the securities so affected. During an economic downturn or substantial period of rising interest rates, highly-leveraged issuers may experience financial stress which would adversely affect their ability to service their principal and interest payment obligations, to meet projected business goals, and to obtain additional financing.

The market prices for lower-grade securities are generally less sensitive to interest rate changes than are the prices for higher-rated investments, but they are more sensitive to adverse economic or political changes (or, in the case of corporate issuers, to individual corporate developments.) Periods of economic or political uncertainty and change can be expected to result in volatility of prices of these securities. Since the last major economic recession, there has been a substantial increase in the use of high-yield debt securities to fund highly-leveraged corporate acquisitions and restructurings, so past experience with high-yield securities in a prolonged economic downturn may not provide an accurate indication of future performance during such periods. Lower-rated securities may also have less liquid markets than higher-rated securities, and their liquidity as well as their value may be negatively affected by adverse economic conditions. Adverse publicity and investor perceptions, as well as new or proposed laws, may also have a negative impact on the market for high-yield/high-risk bonds. Finally, unrated debt securities including sovereign debt of foreign governments may also be deemed high-risk securities by the Fund in question.


Valuation of Investments

Securities authorized for investment under the Plan will be valued each day the New York Stock Exchange is open on the basis of (1) the closing price on an exchange on which such securities are listed, (2) the average bid quotations for such securities, (3) quotations from other sources deemed by the Plan Administrator to be reliable as fairly reflecting the market price or redemption price of the securities, (4) the value as reported by an insurance company with respect to a segregated investment account in which the Plan invests, or (5) the average sale or purchase price of the securities when the Trustee is required to sell or purchase securities on the open market to comply with the requests of employees. Each such day is referred to as a Valuation Date.

The Valuation Date for a loan, withdrawal, transfer, termination or distribution is the date such a transaction is requested via Norwest Bank's Benefit Helpline. If such request is made via the Benefits Helpline by 3:00 p.m. Central Time, that day's date will be the Valuation Date. If the transaction is made after 3:00 p.m. Central Time, the next day's date is used as the Valuation Date. The Valuation Date for new employee contributions, Company contributions and loan repayments is the payday on which these monies are deducted from your commission statement.


Expenses of the Plan

Certain expenses relating to the Plan are charged against the investments in the individual account. Auditing fees are charged to all the funds. Brokerage fees and trustee fees, however, are charged only to the LNC Common Stock fund. Investment management fees are charged to each of the other funds. Expenses per participant vary, based on the investment fund selected. More specific information about these fees is available upon request.


Vesting

An Agent is fully vested in his Pre-Tax contributions under the Plan at all times.

Company contributions vest based upon years of service:

Years of Service             Percent Vested
        1                             0%
        2                            50%
        3 or more                   100%

A year of service means any calendar year in which the Agent is either a full-time life insurance salesman or an employee in the service of the Company, LNC, or an affiliate on the last day of that Plan Year.


Accounts

The Trustee will establish and maintain for each participating Agent separate participant accounts. A Pre-Tax

Contribution Account will be created for each participating Agent to hold the portion of an Agent's interest in the Plan which is attributable to his Pre-Tax contributions. An After-Tax Contribution Account will also be maintained for each Agent who had an interest in the Plan attributable to his After-Tax contributions prior to 1989. Company Contribution Accounts will be created for each participating Agent to hold the portion of his interest in the Plan which is attributable to Company contributions made on that Agent's behalf, including one account for Company contributions that have been in the Plan for at least two Plan Years after the Plan Year for which they were contributed, and a second account for Company contributions in the Plan less than two Plan
Years after the Plan Year for which they were contributed. A Rollover Account will be created to hold rollover contributions, if any, accepted into the Plan.

Shortly after the end of each Plan Year, the Trustee will furnish to each participating Agent a current statement of his accounts in the Plan. This statement will indicate the amount of investments purchased during the Plan Year with that Agent's contributions and Company contributions, the amount, if any, of cash credits to that Agent's accounts and a statement of the assets currently being held by the Trustee for that Agent. Within nine months after the end of each Plan Year, the Plan Administrator will furnish each participating Agent a Summary Annual Report (see Agents Rights under ERISA ). Appropriate adjustments resulting from stock dividends, stock splits and similar changes will be made in Agent's accounts invested in the LNC Common Stock Fund.


Withdrawals


If a participating Agent needs to withdraw money, the Agent may do so, but the rules for withdrawing money differ for withdrawals from different accounts.


An Agent may withdraw the entire balance of his After-Tax Account for any completed Plan Year subject to any limitation applicable to the Fund in which such contribution is invested. An Agent may elect to withdraw all or a portion of his Matured Company Contribution Account, subject to any limitation of the Investment Fund in which is it invested and further subject to the following limitations: 1) the minimum amount an Agent can withdraw is $500; 2) if the amount in the Matured Company Contribution Account is less than $500, the Agent must withdraw the entire amount; and 3)the Agent cannot make withdrawals if the Plan is terminated or if a notice of Plan termination has been issued.

Even though an Agent may be 100% vested in Company contributions, only the Matured Company contributions may be withdrawn. These are contributions that have been in the Plan for at least two Plan Years after the Plan Year for which they were contributed. Non-matured Company contributions are amounts contributed which have not been in the Plan for at least two Plan Years after the Plan Year for which they were contributed, and are not available for withdrawal.

An Agent may withdraw all or a portion of the Rollover Account, subject to any withdrawal limitations which apply to the Fund in which the Account is invested and further subject to the following limitations: 1) the minimum withdrawal is $500; 2)amounts attributable to Company contributions which were rolled over to the Plan as the result of a spinoff or merger of the Agents prior plan in the Account may not be withdrawn for two years from the date of the rollover; and, 3) the Agent cannot make withdrawals if the Plan is terminated or if a notice of Plan termination has been issued.


If an Agent has no balance in his After-Tax Contribution Account, or his Matured Company Contribution Account, and he has attained age 59-1/2, he may make a full withdrawal or partial withdrawals from his Pre-Tax Contribution Account, subject to the following conditions: 1) each must be for a minimum of $500; and
2) the maximum available for withdrawal will be reduced, under a formula provided in the Plan, if the Agent has outstanding loan balances with the Plan at the time he requests withdrawal.


If an Agent has no balance in his After-Tax Contribution Account, Matured Company Contribution Account or Rollover Account and has not attained age 59-1/2, then it may be possible for that Agent to withdraw amounts which the Agent contributed (not including earnings on such amounts) from the Pre-Tax Contribution Account for a hardship. Only the following four situations are currently designated by I.R.S. regulations to be hardship situations: 1)
existence  of   nonreimbursable   medical  expenses;   2)  tuition  and  related
educational fees for post-secondary education for the Agent or the Agent's dependents; 3) purchase of a primary residence; and 4) imminent foreclosure of or eviction from the Agent's primary residence. Such a withdrawal must be demonstrably necessary due to an Agent's immediate and heavy financial need and the withdrawal cannot exceed the exact amount required to meet the hardship. (However, the withdrawal may include an amount necessary to pay any taxes and penalties associated with the withdrawal.) In order to be deemed to meet the immediate and heavy financial need requirement, the Agent must fulfill the following conditions: 1) the Agent must have obtained all distributions other than hardship distributions, and all non-taxable loans currently available under all plans maintained by the Company; 2) the Agent may not make any contributions to the Pre-Tax Contribution Account or to any other pension, profit-sharing or deferred compensation plan for 12 months from the date of receipt of the hardship withdrawal; and 3) the amount which may be contributed to the Pre-Tax Contribution Account during the calendar year after the year in which the hardship withdrawal is received is reduced by the amount contributed by the Agent in the year of the hardship withdrawal.


Subject to the foregoing discussion, a withdrawal will be made upon the written request of the Agent delivered to the Plan Administrator. At the election of the Agent, the Trustee will deliver to the Agent the securities and cash in the applicable account, or a total cash distribution (based upon the current market value or any applicable current redemption value of the securities in the account as of the date of withdrawal). See Fractional Shares for settlement of fractional share interests in LNC Common Stock.


Agent Loans

An Agent may, subject to the consent of the Plan Administrator, obtain a loan from the Plan. The amount which the Agent may borrow is determined as follows:

1. The Agent may borrow up to fifty percent (50%) of the participant's vested account balance and is further limited to a maximum loan in any event of $50,000. An Agent may have 2 outstanding loans at one time, as long as the combined amounts do not exceed the maximums stated above.

2. There is a $50 loan origination fee charged by Norwest Bank, the Plan recordkeeper.

3. The $50,000 maximum loan referred to in (1) above will be further reduced by the highest outstanding loan balance for the previous 12-month period.

4. The loan will be evidenced by a written note which provides for repayment by the Agent through payroll deduction over a period of from one to sixty months, from 1 to 240 months if the loan is used to acquire a principal residence of the Agent, as defined by Section 267(c)(4) of the Code) and for interest at the then prevailing rate for loans of a similar nature.

5.      The loan is subject to withdrawal  restrictions  applicable to the Funds
        in  which  the  Pre-Tax   Contribution   Account,  the  matured  Company
        Contribution Account, and the Rollover Account are invested.

6. In the event that an Agent has an outstanding loan balance when his Pre-Tax Contribution Account is paid to him or to his beneficiary on account of disability, termination or attainment of age 59-1/2, the loan balance (including accrued interest) will be deducted from the amount otherwise payable.

7. In the event that an Agent has an outstanding loan balance when his/her account is paid to him/her upon death, the promissory note shall be distributable to his/her beneficiary.

8. The LNC Benefits Committee shall adopt written loan procedures which may impose such other terms and conditions in its sole discretion. These are available upon request from the Benefits Section, LNC Human Resources.


Lump Sum Distributions

Vested Amounts

Distribution of the Pre-Tax Contribution Account is not made until termination of service or attainment of age 59-1/2 (see below). All amounts in the Agent's non-matured Company Contribution Account are transferred to the matured Company Contribution Account as soon as practicable after December 31 of the year in which these contributions have been in the Plan for two years. An Agent who has invested in funds other than the LNC Stock Fund will generally not receive the underlying investment at distribution; subject, however, to the Plan Administrator directing the Trustee to make an in-kind distribution. Instead, the Trustee will distribute in cash the value of the Agent's proportionate share of the fund in which his contributions have been invested. Distributions from the LNC Stock Fund are, at the election of the Agent, in cash or in kind. (see Fractional Shares for treatment of fractional share interest in LNC Common Stock.) The amount in an Agent's Pre-Tax Contribution Account will only be distributed upon an Agent's death, disability, retirement or termination of service with the Company and all its affiliates.


Death, Disability, Retirement or Termination of Service

An Agent (or his beneficiary or legal representative in the event of his death) will be entitled to the full value of the Agent's Pre-Tax Contribution, Company Contribution, and After-Tax Contribution Accounts upon the date of his termination of service by reason of death, disability or retirement ( Termination Date ). Such amount shall be paid in a lump sum, in accordance with the following rules:


A distribution for an amount of $5,000 or less will be paid in a lump sume. No deferral of this distribution is available. If the Agent does not indicate the desired form of distribution of his LNC Common Stock Fund, this distribution will be made in cash.

Distribution at Retirement

The Agent is entitiled to the full value of all contributions credited to his account (including any nonvested Company contributions) upon retirement. Retirement is termination of the full-time contract at age 60 or older. If the Agent retires prior to age 70-1/2, he may elect to defer the distribution to no later than the April 1 following attainment of age 70-1/2.

Distribution at Disability

If an Agent has been totally disabled for at least two years, or becomes totally disabled and the disability is expected to last for more than two years or result in death, the Agent may request a distribution at any time.

Distribution at Death

The Agent's spouse, if married, or the Agent's beneficiary, if single, will be entitled to any remaining account balance attributable to the Agent's contributions and Company contributions (including nonvested portions) upon the Agent's death.

Distribution at Termination

If an Agent's contract is terminated (other than for retirement, disability or death) and the Agent is not employed with any Lincoln National Corporation affiliate, or the Agent does not take a corporate contract, the Agent will be entitled to the value of his Pre-tax contributions, any after-tax contributions, and any vested Company contributions. Non-vested Company contributions and earnings thereon are forfeited. If the Agent terminates prior to age 70-1/2 and the account value is greater than $5,000, the Agent may elect to defer distribution until not later than the April 1 following attainment of age 70-1/2.

If the Agent does not return a form making a selection and the account value is greater than $5,000, the distribution will be automatically deferred until the April 1 following the Agent's attaining age 70-1/2, or until the Agent sends written notice prior to that time indicating his wish to initiate the distribution.

Periodic Payments of Distributions

At retirement

As an alternative to taking a lump sum distribution when the Agent retires, the Agent may leave the account value in the Plan and make periodic withdrawals. These withdrawals are limited to one per calendar year and must be the greater of $5,000, or 20% of the account value. If the Agent has a balance in his or her account when he or she reaches age 70-1/2, this balance will be automatically distributed to the Agent on the April 1 following attainment of age 70-1/2. (NOTE: If there is an outstanding loan balance at the time of retirement, the Agent must repay the entire amount before making periodic withdrawals from the distribution amount.)


At disability

If the Agent becomes eligible for a distribution from the Plan, he or she may, as an alternative to taking a lump sum distribution, make periodic withdrawals. These withdrawals are limited to one per calendar year and must be the greater of $5,000, or 20% of the Agent's account value. (NOTE: If there is an outstanding loan balance at the time of retirement, the Agent must repay the entire amount before making periodic withdrawals from the distribution amount.)


At death

As an alternative to the Agent's beneficiary taking a lump sum distribution of the Agent's account at the time of the Agent's death, the beneficiary may leave the distribution in the Plan for up to five years and make periodic withdrawals. These withdrawals are limited to one per calendar year and must be the greater of $5,000, or 20% of the Agent's account value in the name of such beneficiary. For example, if the account value is $10,000 on the date of the Agent's death, and the Agent has designated two beneficiaries, they must take an immediate distribution.


In the event that an Agent forfeits amounts in his/her Company Contribution Account and such Agent does not incur a 5-year-break-in- service, such forfeited amount shall be recredited to his/her Company Contribution Account upon his/her return to service as an agent or employee of the Company, LNC or an Affiliate,
and  shall   vest  in   accordance   with  the  Plan's  vesting   schedule.   A
5-year-break-in-service is a period of five consecutive Plan Years, beginning with the Plan Year in which the Agent terminates, during which the Agent is not a full-time life insurance salesman under the Internal Revenue Code of 1986, as amended, a general agent, or an employee of Company, LNC or an Affiliate on the last day of each Plan Year. For the purposes of determining a break-in-service, any Plan Year in which an Agent is absent from work on the last day of the Plan Year on account of pregnancy of the Agent; the birth of a child of the Agent; the placement of a child with the Agent in connection with the adoption of that child by that Agent; or the care of a child for a period beginning immediately after a child's birth or placement because of the preceding three reasons, and the Agent is a full-time life insurance salesman under the Federal Income Contributions Act, a general agent, or an employee of the Company, Related Company or Affiliate on the last day of the Plan Year next following the Plan Year in which the Agent's termination occurs, shall not be counted in determining the break-in-service. If an Agent is no longer a full-time life insurance salesman and becomes an employee of the Company or of an Affiliate, no further contributions will be made on behalf of that Agent and the securities and cash in his Company Contribution Account will continue to vest.


Fractional Shares

Interests in fractional shares of LNC Common Stock will not be subject to distribution or withdrawal. Rather, fractional share interests in LNC Common Stock will be paid in cash on the basis of the market value of such security, as of the valuation date immediately preceding the date of distribution, termination of service or withdrawal, as may be applicable.


Company Contribution Account

Automatic Crediting of Account Balances

Two years after the end of any given Plan Year, the then value of an Agent's non-matured Company Contribution Account from that given year shall be automatically credited to the Matured Company Contribution Account as of the Valuation Date following the end of that given Plan Year.


Withdrawals from the Company Contribution Account

Subject to certain restrictions, an Agent may from time to time withdraw all or any part of the assets in his Matured Company Contribution Account. (See Withdrawals )


Investment of Contributions

The Trustee will administer the Matured Company Contribution Account assets in a manner similar to that applicable to the other accounts until the Agent s Termination Date (see Investment of Contributions ).


Beneficiary Designation

Each  Agent  may  designate  on  an   appropriate   form  filed  with  the  Plan
Administrator, a beneficiary or beneficiaries to whom, in the event of the Agent's death, any securities and cash to which the Agent is entitled under the Plan will be payable. A beneficiary designation may be changed or cancelled by an Agent  from  time  to  time  by  filing  an
appropriate   form  with  the  Plan Administrator.  If the Agent was married on the date of his death, his surviving spouse shall be deemed to be his Beneficiary, unless that surviving spouse has consented (in the manner required by the Code) by writing filed with the Plan Administrator in such form as it may require, to the otherwise effective Beneficiary designation by the Agent. If no Beneficiary designated by the Agent survives to receive payment of benefits on account of the death of the Agent, then payment shall be made to the Agent's surviving spouse, if any, or, if none, to the estate of the Agent.


Assignment

No right or interest of any Agent or beneficiary in the Plan is assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, without limitation, execution, levy, garnishment, attachment, pledge, or bankruptcy, except in connection with a loan from the Plan to an Agent, or as provided under the terms of a qualified domestic relations order ("QDRO") (as defined in 414(p) of the Code) as determined by the Plan Administrator. The LNC Benefits Committee shall adopt QDRO procedures which shall be available upon request from the Benefits Area.


Amendment or Termination

By action of its Board of Directors, the Company may terminate or amend the Plan or suspend the operation of any provision of the Plan, provided, however, that:

1. No amendment shall be made which will result in the recovery by the Company of any part of its contribution to the Plan, except under limited circumstances as may be provided under the trust agreement and permitted under the Code;

2. Any amendment that affects the rights and duties of the Trustee may be made only with the consent of the Trustee;

3. No amendment of the Plan shall affect the rights of an Agent as to the continuance of vesting of such securities and cash attributable to Company contributions or earnings thereon;

4. Upon the termination or suspension of the Plan, the rights of all Agents to the amounts credited to their account as of the date of such termination or suspension shall be nonforfeitable.


Administration of the Plan

Trustee

The Company, acting by its Board of Directors, has the authority to appoint one or more individuals or corporations to act as Trustee. The Trustee is responsible for the custody, investment and distribution of Plan assets. No specific bond is furnished by the Trustee in connection with custody of Plan assets.

The Trustee, Norwest Bank Minnesota, N.A., 510 Marquette Bldg.,Fifth and Marquette, Minneapolis, MN 55479-0035( NBIN ), is a major banking facility used in processing monies received by the Company and its affiliates and is the principal bank through which the Company and its affiliates make payments to policyholders and others. As of April 30, 1998, the Company and its affiliates owned no outstanding common stock of the Trustee; however, Ian M. Rolland, Chief Executive Officer of LNC, is on the board of directors of the Trustee. The Trustee, in its capacity as trustee for various corporations and individuals, may own shares of LNC Common Stock for its beneficiaries.

The Trustee serves pursuant to the terms of a written trust agreement. This agreement is available for inspection by Plan participants. The Company may discharge or remove the Trustee and appoint a successor Trustee upon 30 days written notice to the Trustee; provided, however, that such successor is a banking institution legally qualified to serve as a Trustee. In the event of discharge or removal, the Trustee agrees to transfer the Trust assets to its named successor, and upon such transfer, the Trustee will be discharged and relieved of its duties. In the event of discontinuance of the Plan, the Trust Agreement may be discontinued by action of the Company s Board of Directors; provided, however, that until all assets of the trust have been distributed, the Trustee will have all the rights and powers given to it by the Trust Agreement.

The Company assumes all expenses reasonably incurred by the Trustee in connection with the administration and operation of the trust and the Plan. The Trustee receives no compensation from the assets of the Plan.



Plan Administrator

The LNC Benefits Committee ( Committee ) is the Plan Administrator and Named Fiduciary. Members of the Committee are appointed by the Chief Executive Officer of LNC. A listing of current members appears below. Members of the Committee are named fiduciaries , as that term is defined by ERISA, and, as such, have the authority to control and manage the operation and administration of the Plan. Members of the Committee receive no compensation from the Plan.

The Committee's responsibilities include enforcing the Plan in accordance with its terms; determining all questions arising under the Plan (including determinations of eligibility and of benefits payable); and directing payments of benefits. In aid of its responsibilities, the Committee is empowered to adopt regulations and procedures necessary for the proper and efficient administration of the Plan.

A Committee member may resign by giving 10 days written notice to the Company, to the Company, and to the other Committee members. The Company may remove a member at any time by giving advanced written notice to the member, to the Company, and to the other Committee members.

Members of the Lincoln National Corporation Benefits Committee

                             Committee
      Name Title                      Title

George E. Davis          Member   Senior Vice President of LNC
Peter P. Fettig          Member   Assistant Secretary of LNC
B. Jane Kite             Member   Second Vice President of Lincoln
                                  Investment Management, Inc.
Martha K. Mullins        Member   Manager, Payroll & Benefit
                                  Services
Denise L. Whiteside      Member   Associate Director Reinsurance
Luann Boyer              Member   Agents  Benefits Manager

The business address of Messrs. Davis, Fettig and Ms. Kite is 200 E.
Berry Street, Fort Wayne, Indiana 46802-2706; the business address of Ms. Boyer and Ms. Mullins is 1300 South Clinton Street, Fort Wayne, Indiana 46802-3506; the business address of Ms. Whiteside is 1700 Magnavox Way, Fort Wayne, Indiana 46804.


Voting of Shares

Voting rights with respect to all securities held by the Plan will be exercised by the Trustee or by a proxy solicited by the Trustee.


Federal Income Tax Consequences

The following is a general discussion of the federal income tax effects of participation in the plan based on provisions of the Code and applicable regulations as in effect as of the date of this Supplement to the Prospectus. The actual tax consequences for any individual will depend on his or her own circumstances. EACH AGENT SHOULD CONSULT A QUALIFIED TAX ADVISER TO DETERMINE THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO HIS OR HER INDIVIDUAL CIRCUMSTANCES.

The Plan is a qualified employee benefit plan under Section 401(a) of the Code. Company contributions to the plan are deductible by the Company under Section 404(a) of the Code. Agents will not be subject to Federal Income Tax on Company contributions, on their contributions, or on income of the trust except to the extent they receive distribution or withdrawals from the Plan. Agents will not be taxed on loans from the Plan made in accordance with Federal Tax requirements if they are repaid in accordance with their terms. Agents Pre-Tax contributions will, however, be subject to social security taxes and federal unemployment taxes. Income of the trust is exempt from federal income tax.

The Code limits Pre-tax contributions to $10,000.00 for the 1998 tax year (subject to cost-of-living adjustments). The Code also requires that the sum of Pre-Tax contributions, Company contributions plus all After-Tax contributions may not exceed the lesser of 25% of compensation or $30,000.00 (also subject to certain cost of living adjustments).

Amounts received by an Agent upon withdrawal prior to termination of service will be taxable as ordinary income to the extent that the amounts received exceed the amount of that Agent's After-Tax contributions made prior to January 1, 1987 and not previously received ( Net Unrecovered Contributions ). Once the amount of After-Tax contributions made prior to January 1, 1987, is deemed to have been recovered, subsequent distributions will be taxed as pro-rata distributions of After-Tax contributions and earnings thereon. If the Agent receives LNC Common Stock, the fair market value of the stock on the date of distribution over its basis ( Net Unrealized Appreciation ) attributable to that Agent's After-Tax contributions will not be taxed at the time of distribution (unless the Agent elects to be taxed at that time, under procedures to be prescribed by the IRS).

In general, a distribution under the Plan upon an Agent's retirement, disability, death, or other separation from service is taxable as ordinary income to the extent that it exceeds the amount of the Agent s Net Unrecovered Contributions and Net Unrealized Appreciation attributed to the Agent's After-Tax contributions (unless the Agent elects to be taxed on this latter amount). However, if distribution of all amounts to the Agent's credit under the Plan is received within one taxable year in a lump sum distribution as defined in Section 402(e) of the Code and the Agent does not rollover all or a part of the lump sum distribution, the Agent will be taxed as follows:

1.      The  Net  Unrecovered   Contributions   and  the  total  Net  Unrealized
        Appreciation in LNC Common Stock received are not taxable to the Agent.

2. The remaining amount is taxable to the Agent as ordinary income and may be eligible for a special income averaging method of taxation. The special income averaging rules, for amounts distributed, have been modified, subject to transitional rules for individuals who attained age 50 before January 1, 1986.

An Agent may also be eligible to make a tax-free rollover of a distribution of the Agent's Accounts. In general, the amount that may be rolled over is the taxable portion of the distribution. If less than 100% of the balance of the Agent's Accounts is distributed, any subsequent distribution will not be eligible for the special lump sum distribution rules described above. The rollover may be made to an individual retirement account or annuity or to another qualified plan. Rollovers must be made within 60 days of receipt of the distribution and are subject to other rules


The Code provisions for required distributions from the Plan have been modified and no longer require distributions to commence by April 1 of the calendar year after an Agent attains age 70-1/2, if the Agent has retired. Distributions prior to death, disability or age 59-1/2 are subject to a penalty tax of 10% of the taxable amount distributed unless certain exceptions are applicable.


For purposes of taxation on the subsequent sale or disposition of any LNC Common Stock received by an Agent in a distribution, the Agent s basis in the stock will be equal to the sum of the amount of the distribution that is required to be included as income by the Agent in the year of distribution plus the amount, if any, of the distribution of the LNC Common Stock attributable to the Agent s After-Tax contributions (plus any other amount of the distribution of LNC Common Stock on which the Agent was taxed at his election at the time of distribution). Upon the sale or other taxable disposition of the LNC Common Stock acquired from the Plan as a lump sum distribution as defined in Section 402(e) of the Code, any gain up to the amount of the Net Unrealized Appreciation which was not taxed at the time of distribution shall be treated as long-term capital gain. Any additional gain on LNC Common Stock acquired in a lump sum distribution will be treated as long-term or short-term capital gain, depending on the combined holding period of the Plan and the Seller. All gain on LNC Common Stock acquired from the Plan other than a lump sum distribution, will be treated as long-term or short-term capital gain, depending on the Seller s holding period. Long-term capital gains generally are taxed at the same rates as ordinary income, but capital gains will still be offset against capital losses.

If an Agent dies, generally, the amount which is not exempt from federal income tax will be taxable to the beneficiary under the same rules which are applicable to distributions to the Agent. A beneficiary who is the surviving spouse of the Agent may be eligible to make a tax-free rollover of a distribution under the same rules applicable to rollovers by Agents. Other beneficiaries may not make rollovers.


Tax and Withholding

Under the Unemployment Compensation Amendments of 1992 ( UCA ), twenty percent (20%) income tax withholding may apply to eligible rollover distributions. All taxable distributions from the Plan are eligible rollover distributions, except
(1) annuities paid out over life or life expectancy, (2) installments paid for a period spanning ten (10) years or more, and (3) required minimum distributions. The UCA imposes mandatory twenty percent (20%) income tax withholding on any eligible rollover distribution that an Agent does not elect to have paid in a direct rollover to another qualified plan, or individual retirement account. In the event a distribution is comprised of LNC Common Stock, LNC Common Stock is not required to be sold to satisfy income tax withholding requirements.


Employee Retirement Income Security Act of 1974

The Plan is subject to many of the provisions of the Employee Retirement Income Security Act of 1974 ( ERISA ). Principal among these are ERISA requirements regarding reporting and disclosure to government agencies and participants, fiduciary responsibility and transactions with parties-in-interest. The Plan is a profit-sharing plan and is, therefore, not subject to the funding standards of Title I of ERISA. The Plan is an individual account plan, and is, therefore, not covered by the plan termination insurance program of Title IV of ERISA which is administered by the Pension Benefit Guaranty Corporation.

The Plan is intended to comply with Section 404(c) of ERISA. Under 404(c), the individual is responsible for the selection of investments. Investment information is periodically provided so that the individual has the opportunity to exercise meaningful, independent control over the assets in his or her account. Plan fiduciaries of a 404(c) plan are not liable for plan losses that are the direct result of the individual s investment instructions.

More information, including a description of the annual operating expenses of each investment fund, copies of financial reports for each fund, and copies of the confidentiality procedures, is available at a nominal charge. Interested parties can contact Rosalie Bennett, Secretary of the LNC Benefits Committee at
(219) 455-3839, or Human Resources, 1H14, P.O. Box 7837, Fort Wayne, Indiana 46801-7837.


Agents  Rights Under ERISA

Agents in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants are entitled to:

Examine, without charge, at the Plan Administrator s office and at other locations, all Plan documents including copies of all documents filed by the Plan Administrator with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the persons who are responsible for the operation of the Plan. The persons who operate the Plan, called fiduciaries, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. Fiduciaries who violate ERISA may be removed and required to repay losses they have caused the Plan.

No one, including a Company, a union, or any other person, may fire or otherwise discriminate against an Agent in any way to prevent him from obtaining a Plan benefit or exercising any rights under ERISA. If a claim for Plan benefits is denied in whole or in part, a written explanation of the reason for the denial must be provided to the claimant. The claimant has the right to have the Plan Administrator review and reconsider a claim. Under ERISA, there are steps an Agent can take to enforce the above rights. For instance, if a participant requests materials from the Plan Administrator and does not receive them within 30 days, he may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay up to $100 a day until the materials are provided, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a participant has a claim for benefits which is denied or ignored, in whole or in part, he may file suit in a state or federal court. If the Plan fiduciaries misuse the Plan's money, or if a participant is discriminated against for asserting any of his rights, the participant may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the participant is successful, the court may order the person he has sued to pay these costs and fees. If the participant loses, the court may order the participant to pay these costs and fees, for example, if it finds the claim is frivolous. If a participant has any questions about the Plan, he should contact the Plan Administrator. If a participant has any questions about this statement or about his rights under ERISA, he should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.


Participation Interests are Securities

Agents participating in the Plan acquire an interest in the Plan assets held and administered by the Trustee. This interest is itself a security and its acquisition entails the risk of loss as well as the possibility of gain. The character and extent of the participant's interest in the Plan assets and his rights and options in relation thereto are discussed in detail beginning on page 4 of this Prospectus. Before deciding to participate, Agents should carefully consider and assess the risks and opportunities in view of their individual situation.


Financial Statements

The Statements of Net Assets Available for Plan Benefits as of December 31, 1997 and 1996, and the related Statements of Changes in Net Assets Available for Plan Benefits for the years ended December 31, 1997, 1996 and 1995, and the report of Ernst & Young LLP, independent auditors, thereon, appear elsewhere herein, and in the Registration Statement.


Lincoln National Corporation Common Stock

The Plan enables Agents to acquire shares of LNC Common Stock. LNC is authorized to issue 800,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. LNC currently has a Series of Preferred Stock: $3.00 Cumulative Convertible Preferred Stock, Series A ( Series A Preferred Stock ). A portion of the shares of Common Stock is authorized for quotation on the New York, Chicago, Pacific, London and Tokyo Stock Exchanges. A portion of the shares of Series A Preferred Stock is authorized for quotation on the New York and Chicago Stock Exchanges.

On March 15, 1998, the following number of shares were issued and outstanding: Common Stock: 100,322,190; Series A Preferred Stock:
34,403.

The following brief summary contains certain information regarding the LNC Common Stock and does not purport to be complete, but is qualified in its entirety by reference to the LNC Articles of Incorporation, The Indiana General Corporation Act, and the LNC By-Laws. The Articles of Incorporation of LNC contain provisions relating to the size, classification and removal of directors, and to the fair pricing of LNC stock, which could have the effect of delaying, deferring, or preventing a hostile or unsolicited attempt to gain control of LNC.


Dividend Rights

Holders of Common Stock are entitled to dividends when and as declared by the Board of Directors out of funds legally available for the payment of dividends after dividends accrued on all preferred or special classes of shares entitled to preferential dividends have been paid, or declared and set apart for payment.


Voting Rights

Each shareholder of LNC Common Stock has the right to one vote for each share of LNC Common Stock standing in his name on the books of LNC on each matter submitted to a vote at any meeting of the shareholders. The vote of holders of at least three-fourths of the outstanding shares of LNC Common Stock is necessary to approve (i) the sale, lease, exchange, mortgage, pledge or other disposition of the shares of LNC Common Stock and (ii) the removal of any or all members of the Board of Directors of LNC.


Liquidation Rights

On any liquidation or dissolution of LNC the holders of LNC Common Stock are entitled to share ratably in such assets of LNC as remain after due payment or provision for payment of the debts and other liabilities of LNC including amounts to which the holders of preferred or special classes of shares may be entitled.

Pre-Emptive Rights

Holders of LNC Common Stock have no pre-emptive right to subscribe for or purchase additional issues of shares or any treasury shares of LNC Common Stock.


Assessment

The LNC Common Stock issued and outstanding is fully paid and non-assessable, and the LNC Common Stock when issued upon conversion of the Series A, E and F Preferred Stock will be fully paid and non-assessable.


Modification of Rights

The rights of holders of LNC Common Stock are subject to the preference granted to the holders of the Series A Preferred Stock and any additional preferred stock of LNC. Holders of Series A Preferred Stock have the right to vote, upon the basis of one vote per share, together with the holders of LNC Common Stock, upon matters submitted to shareholders; and, to vote as a class, to elect two directors at the next annual meeting of shareholders if six or more quarterly dividends on the Series A Preferred Stock shall be in default.


Other Provisions

The LNC Common Stock has no conversion rights or cumulative voting rights for the election of directors. There are no restrictions on the repurchase or redemption of shares of LNC Common Stock from funds legally available therefor.

Boston EquiServe acts as Transfer Agent and Registrar for the LNC Common Stock.


Indemnification of Officers, Directors, Employees and Agents


The By-Laws of LNC and the Company, pursuant to authority contained in the Indiana Business Corporation Law and the Indiana Insurance Law, provide for the indemnification of their officers, directors, employees and agents against reasonable expenses that may be incurred by them in connection with the defense of any action, suit or proceeding to which they are made or threatened to be made parties except with respect to matters as to which they are adjudged liable for negligence or misconduct in the performance of duties to their respective corporations. LNC and the Company may also reimburse such officers, directors, and employees for reasonable costs of settlement of any such action, suit or proceeding. In the case of directors, a determination as to whether indemnification or reimbursement is proper shall be made by a majority of the disinterested directors or a committee thereof or by special legal counsel. In the case of individuals who are not directors, such determination shall be made by the chief executive officer of the respective corporation or, if he so directs, in the manner it would be made if the individual were a director of the corporation.

Such indemnification may apply to claims arising under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling LNC and the Company pursuant to the foregoing provisions, LNC and the Company have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and therefore unenforceable.


Experts

The financial statements of The Lincoln National Life Insurance Company Agents' Savings and Profit-Sharing Plan as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement. In addition, the consolidated financial statements and schedules of Lincoln National Corporation, incorporated by reference from the Lincoln National Corporation's Annual Report (Form 10-K) for the year ended December 31, 1997 in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon also incorporated by reference. The financial statements and schedules referred to above are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

Legal opinion

Certain matters with respect to the LNC Common Stock to which this Prospectus relates were passed upon for LNC by John L. Steinkamp, Esquire, Associate General Counsel and Vice President of LNC, 200 East Berry Street, Fort Wayne, Indiana 46802-2706. Certain matters with respect to the interests in the Plan to which this Prospectus relates were passed upon for the Plan by Elizabeth Frederick, Esquire, Associate General Counsel and Vice President of LNC, 1300 South Clinton Street, Fort Wayne, Indiana 46802-3506.


Incorporation of Additional Documents by Reference

LNC  hereby   incorporates  the  following  documents  by  reference  into  this prospectus:

1. LNC s 1997 Annual Report on Form 10-K filed pursuant to the Securities Exchange Act of 1934 (the 1934 Act ).

2. All other LNC reports filed pursuant to Section 13(a) or 15 (d) of the 1934 Act since December 31, 1997.

3. LNC s definitive proxy statement (except for the Performance Graph and Compensation Committee Report which are NOT incorporated by reference) filed pursuant to Section 14 of the 1934 Act in connection with LNC s latest annual meeting of stockholders.

4. The description of LNC Common Stock contained in Form 10 filed by LNC pursuant to the 1934 Act on April 28, 1969, including any amendment or reports filed for the purpose of updating such description.

In addition, all documents filed by LNC or the Plan with the Commission pursuant to Sections 13, 14, and 15(d) of the 1934 Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part thereof from the date of filing of such documents.

                              FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1997

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                     AGENTS' SAVINGS AND PROFIT-SHARING PLAN

                               FORT WAYNE, INDIANA

                   The Lincoln National Life Insurance Company
                     Agents' Savings and Profit-Sharing Plan

                              Financial Statements



                  Years ended December 31, 1997, 1996 and 1995




                                    Contents



Report of Independent Auditors . . . . . . . . . . . . . . . . . . . . . . . .1


Audited Financial Statements

Statements of Net Assets Available for Plan Benefits . . . . . . . . . . . . .2
Statements of Changes in Net Assets Available for Plan Benefits  . . . . . . .3
Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . .4

                         Report of Independent Auditors



Lincoln National Corporation Benefits Investment Committee
Lincoln National Corporation

We have audited the accompanying statements of net assets available for plan benefits of The Lincoln National Life Insurance Company Agents' Savings and Profit-Sharing Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan at December 31, 1997 and 1996, and the changes in its net assets available for plan benefits for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




Ernst & Young LLP

March 20, 1998
Fort Wayne, Indiana

                   The Lincoln National Life Insurance Company
                     Agents' Savings and Profit-Sharing Plan

              Statements of Net Assets Available for Plan Benefits


                                                                                              December 31
                                                                                     1997                  1996
                                                                                     ----                  ----
Assets
Investments:
 Common stock--Lincoln National Corporation
 (cost:  1997-$31,095,120; 1996-$31,457,823)                                  $61,674,219            $45,079,808

 Norwest Bank Short-Term Investment Fund                                        1,807,117                   --

 Pooled separate accounts--The Lincoln National
  Life Insurance Company Separate Accounts
  (cost: 1997-$33,536,806;1996--$24,356,726)                                   51,104,187             36,246,117

 Investment contracts --
  The Lincoln National Life Insurance Company                                  10,993,958             10,412,955

 Participant loans                                                              4,980,382              3,724,214
                                                                             ------------            -----------
                                                                              130,559,863             95,463,094

Accrued interest receivable                                                         7,758                 10,212

Cash and invested cash                                                                847                 17,083

Other receivables                                                                    --                   24,480

Contributions receivable:
 Participants                                                                        --                  161,828
 The Lincoln National Life Insurance Company                                    4,318,154              3,203,212
                                                                             ------------            -----------

Total assets                                                                  134,886,622             98,879,909

Liabilities
Miscellaneous payables                                                              --                   134,520
                                                                               -----------           ------------

Net assets available for plan benefits                                       $134,886,622            $98,745,389



See accompanying notes.

                   The Lincoln National Life Insurance Company
                     Agents' Savings and Profit-Sharing Plan

         Statements of Changes in Net Assets Available for Plan Benefits


                                                                                  Year ended December 31
                                                                         1997              1996             1995
                                                                         ----              ----             ----

Investment income:
 Cash dividends--Lincoln National Corporation                     $ 1,604,366      $ 1,552,560      $ 1,414,060

 Interest:
  The Lincoln National Life Insurance Company                         690,992          577,671          841,750
  Other                                                               320,146          332,634          246,464
                                                                   ----------        ---------       ----------
                                                                    1,011,138          910,305        1,088,214
                                                                    ---------        ---------        ---------
                                                                    2,615,504        2,462,865        2,502,274
Net realized gain on sale, distribution and forfeitures of investments:
 Common stock--Lincoln National Corporation                         4,343,393        2,196,645        2,236,343

 Pooled separate accounts--The Lincoln National
  Life Insurance Company Separate Accounts                          2,482,267        1,056,483          864,428
                                                                    ---------        ----------      ----------
                                                                    6,825,660        3,253,128        3,100,771

Net unrealized appreciation of investments                         22,635,104          301,572       18,165,654

Contributions:
 Participants                                                       4,839,046        4,604,114        4,724,597

 The Lincoln National Life Insurance Company
  (net of forfeitures: 1997--$12,050;
   1996--$5,566; 1995--$6,078)                                      5,430,354        3,735,645        3,087,927
                                                                  -----------        ---------        ---------
                                                                   10,269,400        8,339,759        7,812,524

Distributions to participants                                      (6,096,184)      (5,476,308)      (5,949,349)
Administrative expenses                                              (108,251)         (86,481)         (79,139)
                                                                  ----------        ----------     ------------
Net increase in net assets available for plan benefits             36,141,233        8,794,535       25,552,735

Net assets available for plan benefits
  at beginning of the year                                         98,745,389       89,950,854       64,398,119
                                                                  -----------       -----------      ----------

Net assets available for plan benefits
  at end of the year                                             $134,886,622      $98,745,389      $89,950,854


See accompanying notes.

                   The Lincoln National Life Insurance Company
                     Agents' Savings and Profit-Sharing Plan

                          Notes to Financial Statements


1. Significant Accounting Policies

Investments

The investment in Lincoln National Corporation ("LNC") common stock is valued at the last reported sales price per the national securities exchange on the last business day of the year.

The Norwest Bank Short-Term Investment Fund is valued at cost which approximates fair value.

The fair value of participation units in pooled separate accounts is based on quoted redemption value on the last business day of the year.

The investment contracts are valued at contract value as estimated by The Lincoln National Life Insurance Company ("Company"). Contract value represents net contributions plus interest at the contract rate. The contracts are fully benefit responsive.

Participant loans are valued at cost which approximates fair value.

The cost of investments sold, distributed or forfeited is determined using the specific identification method.

Use of Estimates

Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


2. Description of the Plan

The Agents' Savings and Profit-Sharing Plan ("Plan") is a contributory, defined contribution plan which covers eligible agents of the Company. Any person 21 years of age or older who is a full-time agent of the Company is eligible to enroll in the Plan if the agent has completed one eligibility year of service as defined in the Plan agreement. A participant may make pre-tax contributions at a rate of at least 1%, but not more than 15% of earned commissions, up to a maximum annual amount as determined and adjusted annually by the Internal Revenue Service ("IRS").

Participants direct the Plan to invest their contributions in any combination of the investment options as described in Note 4. Participants can direct employer contributions, but only after the contributions have been in the Plan for two full plan years following the plan year for which they were contributed.

                   The Lincoln National Life Insurance Company
                     Agents' Savings and Profit-Sharing Plan

                    Notes to Financial Statements (continued)


2. Description of the Plan (continued)

The Company's contributions to the Plan are based on an amount equal to a participant's contributions, not to exceed 6% of eligible earnings, multiplied by a percentage, ranging from 25% to 150%, which varies according to LNC's return on equity in relation to similar companies in the insurance industry. The Company's contributions are invested in the LNC Common Stock Fund. Agents are fully vested in their contributions. The Company contributions vest based upon years of service as defined in the Plan agreement as follows:

Years of Service                                                  Percent Vested
1                                                                             0%
2                                                                            50%
3 or more                                                                   100%

In early 1998, an amendment was adopted by the Board of Directors of the Company approving certain provisions to the contribution formula which was effective for the 1997 plan year. During 1995, the Board of Directors of the Company approved certain revisions to the contribution formula which was effective for the 1996 plan year. In 1995, the Company used a transitional approach of the greater of the old or new contribution formula which resulted in a contribution based on the new formula.

The Company has the right to discontinue contributions at any time and terminate the Plan. In the event of termination of the Plan, all amounts allocated to participants' accounts shall become vested.

The Plan allows loans to participants in amounts up to 50% of the vested account value to a maximum of $50,000 but not more than the total value of the participant's accounts excluding employer contributions that haven't been in the Plan for two full years, less the highest outstanding loan balance in the previous twelve month period.

Upon termination of service due to disability or retirement, a participant or beneficiary, in case of the participant's death, may elect to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, or annual installments over a five-year period. For termination of service due to other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution.

Each participant's account is credited with the participant's contribution and the Company's matching contribution and allocations of Plan earnings, and charged with an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account. Forfeited non-vested amounts are used to reduce future Company contributions.

                   The Lincoln National Life Insurance Company
                     Agents' Savings and Profit-Sharing Plan

                    Notes to Financial Statements (continued)


3. Investments

The following is a summary of assets held for investment:


                                                        December 31, 1997                    December 31, 1996
                                                 Number of           Market      Number of                Market
                                              Shares/Units            Value   Shares/Units                 Value
Quoted Market Value:
Common stock--LNC                                  789,430     $61,674,219*            858,663      $45,079,808*

Pooled separate accounts--with the Company:
  Government Bond Fund                         261,930.867         423,797         319,334.099          480,701
  Core Equity Fund                           1,429,480.452      15,723,099*      1,295,357.182       10,726,542*
  Medium Capitalization
   Equity Fund                                 974,528.962       9,829,271*        991,548.636        8,988,074*
  Short-Term Fund                              904,830.388       2,629,519         485,933.152        1,340,243
  Government/Corporate
   Bond Fund                                   163,420.177         876,241         196,953.329          966,139
  Large Capitalization
   Equity Fund                               1,212,360.575       9,168,971*      1,133,678.280        6,513,579*
  Balanced Fund                                132,931.628         695,965          91,023.162          401,269
  High Yield Bond Fund                         485,187.946       1,126,837         214,695.508          447,340
  Small Capitalization
   Equity Fund                                 810,613.569       3,270,682         500,743.628        1,629,157
  Value Equity Fund                          1,577,096.377       3,356,102         705,183.942        1,122,754
  International Equity Fund                    830,895.558       4,003,703         723,943.712        3,630,319
                                                                 ---------                            ---------
     Total pooled separate accounts                             51,104,187                           36,246,117

                                                       Par                                  Par
                                                      Value                                Value

Contract Value:
Investment contracts
 with the Company                              $10,993,958      10,993,958*        $10,412,955       10,412,955*

Estimated Value:
Norwest Bank short-term
 investment fund                                 1,807,117       1,807,117                 --               --
Participant loans                                4,980,382       4,980,382           3,724,214        3,724,214
                                                             -------------                            ---------

     Total investments                                        $130,559,863                          $95,463,094


* Investments that represent 5% or more of the fair value of net assets available for benefits as of the indicated date.

                   The Lincoln National Life Insurance Company
                     Agents' Savings and Profit-Sharing Plan

                    Notes to Financial Statements (continued)


3. Investments (continued)

Net realized gain on sale, distribution and forfeitures of investments is summarized as follows:

                                                                               Year ended December 31
                                                                  1997                1996                 1995
                                                                  ----                ----                 ----
Common stock:
 Proceeds from disposition of  stock                       $11,100,882          $9,419,060          $10,013,495
 Cost of stock disposed                                      6,757,489           7,222,415            7,777,152
                                                           -----------         -----------          -----------
Net realized gain on sale, distribution and
 forfeitures of common stock                              $  4,343,393          $2,196,645           $2,236,343

Pooled separate accounts:
 Proceeds from disposition of units                        $12,728,284          $4,948,738           $4,627,606
 Cost of units disposed                                     10,246,017           3,892,255            3,763,178
                                                            ----------           ---------            ---------
Net realized gain on sale, distribution and
 forfeitures of pooled separate accounts                  $  2,482,267          $1,056,483             $864,428


The net change in unrealized appreciation (depreciation) of investments in total and by investment classification as determined by quoted market price is summarized as follows:

                                                                               Year ended December 31
                                                                  1997               1996                 1995
                                                                  ----               ----                 ----

Market value in excess of cost:
 At beginning of the year                                  $25,511,376        $25,209,804         $  7,044,150
 At end of the year                                         48,146,480         25,511,376           25,209,804
                                                           -----------         -----------          ----------
Change in net unrealized appreciation
 of investments                                            $22,635,104      $     301,572          $18,165,654

Common stock                                               $16,957,113        $(2,990,993)         $12,966,702
Pooled separate accounts                                     5,677,991          3,292,565            5,198,952
                                                           -----------          ---------           -----------
Change in net unrealized appreciation
 of investments                                            $22,635,104      $     301,572          $18,165,654




The investment contracts (Guaranteed Fund) earned an average interest rate of approximately 6.60%, 6.82% and 6.75% in 1997, 1996 and 1995, respectively. The credited interest rate for new contributions, which approximates the current market rate, at December 31, 1997 and 1996, were 6.00 % and 7.00%, respectively The rate on new contributions is guaranteed through the three succeeding calendar year quarters. The credited interest rates for the remaining contract value balance at December 31, 1997 and 1996 were 6.50% and 6.80%, respectively, and are determined based upon the performance of the Company's general account. The credited interest rates change at least quarterly. The minimum guaranteed rate is 4.50% for the first 5 contract years, 4.00% for years 6-10 and 3.50% following year 10. The guarantee is based on the Company's ability to meet its financial obligations from the general assets of the Company. The fair value of the investment contracts approximates contract value.

                   The Lincoln National Life Insurance Company
                     Agents' Savings and Profit-Sharing Plan

                    Notes to Financial Statements (continued)

4. Investment Options

The detail of the net assets available for plan benefits by investment option is as follows:

                                                           Investment Options
December 31, 1997                    Total          1            2             3              4            5             6

Assets
Investments:
 Common stock                 $ 61,674,219   $61,674,219
 Short-term investment fund      1,807,117     1,807,117
 Pooled separate accounts       51,104,187                  $ 423,797                  $15,723,099  $ 9,829,271     $2,629,519
 Investment contracts           10,993,958                              $10,993,958
 Participant loans               4,980,382
                                ---------     ----------      -------    ----------     ----------    ---------      ---------
     Total investments         130,559,863    63,481,336      423,797    10,993,958     15,723,099    9,829,271      2,629,519

Accrued interest receivable          7,758         7,758
Cash and invested cash (deficit)       847                       (122)         (727)        (1,217)        (863)          (227)
Contribution receivable--
 The Lincoln National Life
   Insurance Company             4,318,154     4,318,154
                                 ---------     ---------      -------    ---------      ----------    ---------      ---------
    Total assets               134,886,622    67,807,248      423,675    10,993,231     15,721,882    9,828,408      2,629,292


Net assets available for       ----------     ---------       -------    ---------      ----------    ---------      ---------
plan benefits                 $134,886,622   $67,807,248     $423,675   $10,993,231    $15,721,882   $9,828,408     $2,629,292


                                                            Investment Options
December 31, 1997             7            8           9            10            11             12          13              Loans

Assets
Investments:
 Common stock
 Pooled separate
  accounts                $876,241   $9,168,971     $695,965   $1,126,837    $3,270,682     $3,356,102   $4,003,703
 Investment contracts
 Participant loans                                                                                                      $4,980,382
                          --------    ---------      -------    ---------     --------       --------     ---------     ----------
      Total investments    876,241    9,168,971      695,965    1,126,837     3,270,682      3,356,102    4,003,703      4,980,382

Accrued interest receivable
Cash and invested
 cash (deficit)               (170)        (995)          21         (141)          (24)          (198)        (490)         6,000
Contribution receivable--
 The Lincoln National Life
   Insurance Company
                           -------    ---------      -------    ---------     ---------       ---------   ---------      ---------
     Total assets          876,071    9,167,976      695,986    1,126,696     3,270,658       3,355,904   4,003,213      4,986,382


Net assets available for   ------     --------       -------    --------      ---------      --------      --------       --------
 plan benefits            $876,071   $9,167,976     $695,986   $1,126,696    $3,270,658      $3,355,904  $4,003,213     $4,986,382

                   The Lincoln National Life Insurance Company
                     Agents' Savings and Profit-Sharing Plan

                    Notes to Financial Statements (continued


4. Investment Options (continued


The detail of the net assets available for plan benefits by investment option is as follows:

                                                            Investment Options
December 31, 1996                  Total        1             2             3              4            5           6

Assets
Investments:
 Common stock                $45,079,808  $45,079,808
 Pooled separate accounts     36,246,117                  $480,701                  $10,726,542   $8,988,074   $1,340,243
 Investment contracts         10,412,955                               $10,412,955
 Participant loans             3,724,214
                               ---------    --------       ------       ----------    --------      -------      -------
     Total investments        95,463,094   45,079,808      480,701      10,412,955   10,726,542    8,988,074    1,340,243

Accrued interest receivable       10,212
Cash and invested cash (deficit)  17,083       49,125         (262)           (820)     (10,480)     (11,943)      27,524
Other receivables                 24,480                         8             368                                 23,542
Contribution receivable--
 Participant                     161,828       28,231          964          10,661       23,501       25,348          627
 The Lincoln National Life
  Insurance Company            3,203,212    3,203,212
                               ---------    ---------      -------      ---------     --------     --------      -------
     Total assets             98,879,909   48,360,376      481,411      10,423,164   10,739,563    9,001,479    1,391,936

Miscellaneous payables           134,520       74,373                                    12,909       13,367
                                -------        ------      -------      ---------    -----------    --------   ----------
Net assets available for
 plan benefits               $98,745,389  $48,286,003     $481,411     $10,423,164  $10,726,654   $8,988,112   $1,391,936


                                                           Investment Options
December 31, 1996               7             8             9        10           11          12            13              Loans
Assets
Investments:
 Common stock
 Pooled separate accounts    $966,139   $6,513,579     $401,269   $447,340   $1,629,157   $1,122,754    $3,630,319
 Investment contracts
 Participant loans                                                                                                     $3,724,214
                              -------      ------        -------   --------   --------     --------      ---------       ---------
     Total investments        966,139    6,513,579      401,269    447,340    1,629,157   1,122,754      3,630,319      3,724,214

Accrued interest receivable                                                                                                10,212
Cash and invested
 cash (deficit)                (1,802)      (9,317)      (2,058)    (1,933)     (13,763)      1,438         (8,626)
Other receivables                                             7        555
Contribution receivable--
 Participant                    2,776       22,539        2,051      1,938       15,004       6,654         21,534
 The Lincoln National Life
  Insurance Company           ------      -------       -------    -------     --------    --------       --------       --------
     Total assets             967,113    6,526,801      401,269    447,900    1,630,398   1,130,846      3,643,227      3,734,426

Miscellaneous payables            974       12,305                                  720       7,496         12,376
                              --------      ------      -------    --------     -------      ------        ------         ------
Net assets available for
 plan benefits               $966,139   $6,514,496     $401,269   $447,900   $1,629,678  $1,123,350     $3,630,851     $3,734,426


                   The Lincoln National Life Insurance Company
                     Agents' Savings and Profit-Sharing Plan

                    Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

                                                                Investment Options
December 31, 1997                     Total        1          2          3             4              5              6

Investment income:
 Cash dividends                 $1,604,366   $1,604,366
 Interest                        1,011,138                           $690,992
                                 ---------    ---------    ------     --------     -------        ------        -------
   Total investment income       2,615,504    1,604,366               690,992
Net realized gain on sale,
distribution and forfeitures
of investments:
  Common stock                   4,343,393    4,343,393
  Pooled separate accounts       2,482,267                $38,502                  $792,850      $704,233       $33,725
                                 ---------     --------    ------    --------      --------       -------        ------
    Total realized gains         6,825,660    4,343,393    38,502                   792,850       704,233        33,725
Net unrealized appreciation
 (depreciation) of investments  22,635,104   16,957,113    (6,849)                2,912,192       303,028        63,418
Contributions:
 Participant                     4,839,046      804,479    13,642     225,243       796,555       745,763       143,661
 The Lincoln National
  Life Insurance Company         5,430,354    5,430,354
                                 --------      --------    ------     -------       -------       -------       -------
    Total contributions         10,269,400    6,234,833    13,642     225,243       796,555       745,763       143,661
Distributions to participants   (6,096,184)  (2,966,329)  (24,350) (1,036,813)     (355,330)     (313,285)     (443,836)
Administrative expenses           (108,251)     (73,950)     (476)     (5,364)       (6,762)       (4,220)       (1,155)
Net transfers                         --     (6,578,182)  (78,205)    696,009       855,723      (595,223)    1,441,543
Net increase (decrease) in net   ---------    ---------    ------    --------       -------       -------      -------
assets available for plan
benefits                        36,141,233   19,521,245   (57,736)    570,067     4,995,228       840,296     1,237,356

Net assets available for plan
benefits at beginning of
the year                        98,745,389   48,286,003   481,411  10,423,164    10,726,654     8,988,112     1,391,936
                               -----------   ---------   --------   ---------    ---------      --------      ---------
Net assets available for plan
benefits at end of the year   $134,886,622  $67,807,248  $423,675 $10,993,231   $15,721,882    $9,828,408    $2,629,292

                                                                          Investment Options
December 31, 1997                    7             8          9          10          11          12          13          Loans

Investment income:
 Cash dividends
 Interest                                                                                                             $320,146
                                 ------         ------    -----       ------      ------       ------      ------      --------
   Total investment income                                                                                             320,146
Net realized gain on sale,
distribution and forfeitures
of investments:
  Common stock
  Pooled separate accounts       $92,386     $ 545,130    $18,465     $19,644     $69,093      $63,683    $104,556
                                 -------       -------    -------     -------      ------      -------     ------       ------
    Total realized gains          92,386       545,130     18,465      19,644      69,093       63,683     104,556
Net unrealized appreciation
 (depreciation) of investments   (12,556)    1,574,956     77,891      56,692     446,475      557,280    (294,536)
Contributions:
 Participant                      54,900       686,925     77,923      61,750     396,285      272,302     559,618
 The Lincoln National Life
  Insurance Company               ------       -------     ------      ------     -------      -------     -------      -------
    Total contributions           54,900       686,925     77,923      61,750     396,285      272,302     559,618
Distributions to participants    (57,010)     (429,179)    (5,494)    (35,262)    (64,180)     (26,482)   (160,100)   (178,534)
Administrative expenses             (726)       (3,794)      (715)       (815)     (1,238)      (1,455)     (2,182)     (5,400)
Net transfers                   (167,062)      279,442    126,647     576,787     794,545    1,367,226     165,006   1,115,744
Net increase (decrease) in net   -------       -------      ------     -------     ------      -------      ------     --------
assets available for plan
benefits                         (90,068)    2,653,480    294,717     678,796   1,640,980    2,232,554     372,362   1,251,956

Net assets available for plan
benefits at beginning of the
year                             966,139     6,514,496    401,269     447,900   1,629,678    1,123,350   3,630,851   3,734,426
                                  --------   ----------   --------    -------- -----------   ----------  ----------  ---------
Net assets available for plan
benefits at end of the year     $876,071    $9,167,976   $695,986  $1,126,696  $3,270,658   $3,355,904  $4,003,213  $4,986,382

                   The Lincoln National Life Insurance Company
                     Agents' Savings and Profit-Sharing Plan

                    Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

                                                                  Investment Options
December 31, 1996                     Total        1          2          3             4              5              6

Investment income:
 Cash dividends                $ 1,552,560  $ 1,552,560
 Interest                          910,305                        $   577,671
                                   -------    ---------  -------    ---------    -------      -------       -------
   Total investment income       2,462,865    1,552,560               577,671
Net realized gain on sale,
distribution and forfeitures
of investments:
  Common stock                   2,196,645    2,196,645
  Pooled separate accounts       1,056,483               $ 24,494             $   376,640    $  229,263    $   66,209
                                 ---------    ---------    -------   --------     --------        ----         --------
    Total realized gains         3,253,128    2,196,645    24,494                 376,640       229,263        66,209
Net unrealized appreciation
 (depreciation) of investments     301,572   (2,990,993)   (5,603)              1,328,719       840,656       (20,585)
Contributions:
 Participant                     4,604,114      928,146    18,739     280,525     648,453       757,878        24,023
 The Lincoln National
  Life Insurance Company         3,735,645    3,735,645
                                 --------     ----------   ------     -------       ------        -------        -------
    Total contributions          8,339,759    4,663,791    18,739     280,525     648,453       757,878        24,023
Distributions to participants   (5,476,308)  (2,519,969)  (45,389) (1,825,737)   (361,544)     (162,972)      (90,761)
Administrative expenses            (86,481)     (72,414)     (182)     (3,649)     (3,152)       (2,632)         (368)
Net transfers                          --    (2,008,136)  (73,352)    386,625     (47,693)      208,669       344,659
Net increase (decrease) in net   ---------    ---------    ------    --------    --------     ---------      ---------
assets available for plan
benefits                         8,794,535      821,484   (81,293)   (584,565)  1,941,423     1,870,862       323,177

Net assets available for plan
benefits at beginning of the
year                            89,950,854   47,464,519   562,704  11,007,729   8,785,231     7,117,250     1,068,759
                                  ---------   ----------  -------  -----------   -------     ----------    ----------
Net assets available for plan
benefits at end of the year    $98,745,389  $48,286,003  $481,411 $10,423,164 $10,726,654    $8,988,112    $1,391,936

                                                           Investment Options
December 31, 1996                    7            8          9        10         11          12          13             Loans

Investment Income:
Cash dividends
 Interest                                                                                                          $  332,634
                                --------      -------    ------   -------   --------     ------      -------        ---------
   Total investment income                                                                                            332,634
Net realized gain on sale,
distribution and forfeitures
of investments:
  Common stock
  Pooled separate accounts    $   72,847   $  210,364  $  1,747  $  5,366  $   12,575  $   18,728  $   38,250
                              -----------  ----------- --------- --------- ----------- -----------  ----------       ---------
    Total realized gains          72,847      210,364     1,747     5,366      12,575      18,728      38,250
Net unrealized appreciation
 (depreciation) of investments   (53,517)     761,371    29,524    32,985      43,342     109,712     225,961
Contributions:
 Participant                      78,660      675,819    69,712    45,269     351,168     175,491     550,231
 The Lincoln National Life
  Insurance Company
                                 -------      -------    ------    ------      ------     -------      -------      ---------
    Total contributions           78,660      675,819    69,712    45,269     351,168     175,491     550,231
Distributions to participants    (31,195)    (155,289)   (4,176)   (7,064)    (19,452)    (64,952)    (73,291)      (114,517)
Administrative expenses             (378)      (1,922)     (106)      (70)       (373)       (264)       (971)
Net transfers                   (251,497)    (102,851)  127,316   224,733     243,841     258,534     496,499        192,653
                                 -------      -------    ------   -------      ------      ------      ------         ------
Net increase (decrease) in net
assets available for plan
benefits                        (185,080)   1,387,492   224,017   301,219     631,101     497,249   1,236,679        410,770
Net assets available for plan
benefits at beginning of the
year                           1,151,219    5,127,004   177,252   146,681     998,577     626,101   2,394,172      3,323,656
                               ---------    ---------  --------  --------    --------    --------  ----------     ---------
Net assets available for plan
benefits at end of the year    $ 966,139   $6,514,496  $401,269  $447,900  $1,629,678  $1,123,350  $3,630,851     $3,734,426

                   The Lincoln National Life Insurance Company
                     Agents' Savings and Profit-Sharing Plan

                    Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

                                                                Investment Options
December 31, 1995                     Total        1          2          3             4              5              6
Investment income:
 Cash dividends                 $1,414,060  $ 1,414,060
 Interest                        1,088,214                        $   841,750
                                 ---------   ----------   -------    ---------    -------         ------       -------
   Total investment income       2,502,274    1,414,060               841,750
Net realized gain on sale,
distribution and forfeitures
of investments:
  Common stock                   2,236,343    2,236,343
  Pooled separate accounts         864,428               $ 23,782               $   254,878     $ 302,908    $   38,216
                                  --------    ---------    -------   ---------      -------      --------         ------
    Total realized gains         3,100,771    2,236,343    23,782                   254,878       302,908        38,216
Net unrealized appreciation
of investments                  18,165,654   12,966,702    51,735                 2,075,087     1,473,852        28,481
Contributions:
 Participant                     4,724,597    1.031,057    28,085     444,269       564,727       718,984        31,138
 The Lincoln National
  Life Insurance Company         3,087,927    3,087,927
                                 ---------    ---------    -------    -------       -------       -------        -------
    Total contributions          7,812,524    4,118,984    28,085     444,269       564,727       718,984        31,138
Distributions to participants   (5,949,349)  (3,084,570)  (49,394) (1,235,196)     (387,089)     (431,930)     (148,671)
Administrative expenses            (79,139)     (62,984)     (310)     (5,320)       (3,289)       (2,723)         (599)
Net transfers                         --     (1,252,524)  (94,878)    (25,842)      113,416       242,249           998
Net increase (decrease) in net   ----------   ---------    ------     -------        ------       -------        --------
assets available for plan
benefits                        25,552,735   16,336,011   (40,980)     19,661     2,617,730     2,303,340       (50,437)

Net assets available for plan
benefits at beginning of the
year                            64,398,119   31,128,508   603,684  10,988,068     6,167,501     4,813,910     1,119,196
                                 ---------   -----------  -------- -----------    ----------    ----------    ---------
Net assets available for plan
benefits at end of the year    $89,950,854  $47,464,519  $562,704 $11,007,729    $8,785,231    $7,117,250    $1,068,759

                                                                         Investment Options
December 31, 1995                    7            8          9        10         11          12          13          Loans
Investment income:
 Cash dividends
 Interest                                                                                                        $ 246,464
                                 ------      --------    -----    ------      ------       -------     ------     ---------
   Total investment income                                                                                         246,464
Net realized gain on sale,
distribution and forfeitures
of investments:
  Common stock
  Pooled separate accounts    $   36,634    $ 166,663   $ 4,767  $  1,322    $ 15,881    $  7,592    $ 11,785
                              -----------   ----------  -------- ---------    --------   -------      --------     --------
    Total realized gains          36,634      166,663     4,767     1,322      15,881       7,592      11,785
Net unrealized appreciation
of investments                   140,554    1,009,582    28,318    11,398      83,069     109,101     187,775
Contributions:
 Participant                      91,685      650,298    50,131    32,280     326,608     193,369     561,966
 The Lincoln National Life
 Insurance Company               ------      -------    ------    ------     -------     -------     -------       -------
   Total contributions            91,685      650,298    50,131    32,280     326,608     193,369     561,966
Distributions to participants    (36,650)    (245,114)  (23,412)   (3,412)    (42,492)    (39,639)    (91,402)    (130,378)
Administrative expenses             (454)      (2,079)      (68)      (33)       (289)       (160)       (831)
Net transfers                     62,844     (167,526)   (8,533)   23,953     214,639     126,808     372,323      392,073
Net increase (decrease) in net    ------      ------     ------    ------     -------      ------     -------      -------
assets available for plan
benefits                         294,613    1,411,824    51,203    65,508     597,416     397,071   1,041,616      508,159
Net assets available for plan
benefits at beginning of the
year                             856,606    3,715,180   126,049    81,173     401,161     229,030   1,352,556    2,815,497
                                 --------- ----------  --------  --------    --------    --------  ----------   ---------
Net assets available for plan
benefits at end of the year   $1,151,219   $5,127,004  $177,252  $146,681    $998,577    $626,101  $2,394,172   $3,323,656

                   The Lincoln National Life Insurance Company
                     Agents' Savings and Profit-Sharing Plan

                    Notes to Financial Statements (continued)

4.  Investment Options (continued)

Information with respect to investment options is as follows:
Option   Description of Investment Option

   1 LNC Common Stock Fund, which invests exclusively in the stock of Lincoln National Corporation. However, some funds may be invested in the Norwest Bank Short-Term Investment Fund until the LNC stock can be purchased.

   2 Government Bond Fund, which invests primarily in bonds backed by the United States government that will mature in 3 to 5 years.

   3 Guaranteed Fund, which invests primarily in contracts which guarantee a rate of return and principal.

   4 Core Equity Fund, which invests primarily in large capitalization stocks of well-established companies.

   5     Medium   Capitalization   Equity  Fund,  which  invests   primarily  in
         medium-sized companies.

   6 Short-Term Fund, which invests in high quality money market securities that include commercial paper, bankers acceptances, certificates of deposit, loan participation and short-term U.S.
         government debt.

   7 Government/Corporate Bond Fund, which invests primarily in corporate and U.S. government bonds and mortgage-backed securities.

   8 Large Capitalization Equity Fund, which invests primarily in high-risk common stocks which have the potential for a significant appreciation in value within 18 months from the date of purchase.

   9 Balanced Fund, which invests in three different asset classes: stocks, bonds and money market instruments, which provides growth through the stock portion and reduced risk through the bond and money market portion.

   10 High Yield Bond Fund, which invests primarily in below-investment-grade bonds, providing higher rates of return to compensate higher risk.

   11 Small Capitalization Equity Fund, which invests primarily in the stock of new, rapid growth companies.

   12 Value Equity Fund, which invests primarily in large capitalization stocks of undervalued companies that are industry leaders.

   13 International Equity Fund, which invests primarily in stocks of non-United States companies.

At December 31, 1997, the fair value of LNC common stock in the LNC Common Stock Fund not subject to agent direction was $6,786,236.

The information as to the number of participants selecting each investment option is not readily available. Beginning January 1, 1994, the Plan began offering investment options 9 through 13 noted above to participants. Investment options 2 and 4 through 13 are invested in pooled separate accounts of the Company through a group annuity contract issued by the Company.

Interest charged on new loans to participants is established monthly based upon the prime rate plus 1%. Loans may be repaid over any period selected by the participant up to a maximum repayment period of 5 years except that the maximum repayment period may be 20 years for the purchase of a principal residence.

                   The Lincoln National Life Insurance Company
                     Agents' Savings and Profit-Sharing Plan

                    Notes to Financial Statements (continued)

5. Income Tax Status

On February 9, 1995, the IRS ruled that the Plan qualifies as defined by Section 401(a) of the Internal Revenue Code ("IRC") and, therefore, is not subject to tax based on the present income tax laws. Further, the Plan is required to operate in conformity with the IRC to maintain its qualification. The Plan's administrator is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.


6. Tax Implications to Participating Agents

There are no income tax consequences to participating agents arising from their pre-tax contributions, the Company's contributions and income earned in the Plan until actual distribution or withdrawal from the Plan. The tax basis of securities distributed to the participant is provided by the Lincoln National Corporation Benefits Investment Committee.


7. Transactions with Parties-In-Interest

The Plan has investments in common stock of LNC, and in pooled separate accounts and investment contracts with the Company. The Company charges the Plan for certain administrative expenses including trustee and audit fees. Total administrative expenses charged were $108,251, $86,481, and $79,139 in 1997, 1996, and 1995, respectively.


8. Concentrations of Credit Risks

The Plan has investments in common stock of LNC, and in pooled separate accounts and unallocated investment contracts with the Company of $61,674,219, $51,104,187 and $10,993,958 respectively, at December 31, 1997 (45.7%, 37.9% and
8.2% of net assets, respectively). LNC and the Company operate predominately in the insurance and investment management industries.

9. Reconciliation of Financial Statements to 1997 Form 5500

   The following is a reconciliation of net assets available for plan benefits per the financial statements to the 1997 Form 5500:


                                                                                               December 31
                                                                                         1997             1996

Net assets available for plan  benefits per the financial statements            $134,886,622       $98,745,389
 Amounts allocated to withdrawing participants                                          --            (611,241)
                                                                                 -----------        ----------
 Net assets available for plan benefits per the 1997 Form 5500                  $134,886,622       $98,134,148


The following is a reconciliation of distributions to participants per the financial statements to the 1997 Form 5500:

                                                                                                     Year ended
                                                                                               December 31,1997

 Distributions to participants per the financial statements                                         $6,096,184
 Add amounts allocated to withdrawing  participants at December 31, 1997                                   --
 Deduct amounts allocated to withdrawing participants at December 31, 1996                            (611,241)
                                                                                                      --------
 Distributions to participants per the 1997 Form 5500                                               $5,484,943




                  The Lincoln National Life Insurance Company
                    Agents' Savings and Profit-Sharing Plan

                   Notes to Financial Statements (continued)

Amounts allocated to withdrawing participants are recorded on the Form 5500 for distributions that have been processed and approved for payment prior to year-end but have not yet been paid.

Form 5500 net realized gain and net unrealized appreciation were computed in accordance with the requirements of the Department of Labor. Such amounts differ from amounts reported herein.


10.   Recordkeeping for the Plan

Effective July 1, 1997, the recordkeeping for the Plan was transferred from the Company to Norwest Bank, Minnesota. Also, effective July 1, 1997, the Plan began using the daily valuation method.


11.   Century Compliance (Unaudited)

The year 2000 issue is pervasive and complex and affects virtually every aspect of The Lincoln National Life Insurance Company's ("LNL") businesses. LNL's computer systems and interfaces with the computer systems of vendors, suppliers, customers and business partners are particularly vulnerable. The inability to properly recognize date sensitive electronic information and transfer data between systems could cause errors or even a complete systems failure which would result in a temporary inability to process transactions correctly and engage in normal business activities for one or more of LNL's businesses. LNL is redirecting a large portion of its internal information technology efforts and contracting with outside consultants to update its systems to accommodate the year 2000. Also, LNL has initiated formal communications with critical parties that interface with LNL's systems to gain an understanding of their progress in addressing year 2000 issues. While LNL is making every effort to address its own systems and the systems with which it interfaces, it is not possible to provide assurance that operational problems will not occur. LNL presently believes that, with the modification of existing computer systems, updates by vendors and conversion to new software and hardware, the year 2000 issue will not pose significant operational problems for its computer systems. In addition, LNL is developing contingency plans in the event that, despite its best efforts, there are unresolved year 2000 problems. If the remediation efforts noted above are not completed timely or properly, the year 2000 issue could have a material adverse impact on the operation of LNL's businesses.

During 1996 and 1997, LNL identified expenditures of approximately $5.5 million ($3.58 million after-tax) that it had spent to address this issue. LNL's financial plans for 1998-2000 include expected expenditures of an additional $20 million ($13.0 million after-tax) on this issue. The cost of addressing year 2000 issues and the timeliness of completion will be closely monitored by management and are based on management's current best estimates which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. Nevertheless, there can be no guarantee that these estimated costs will be achieved and actual results could differ significantly from those anticipated. Specific factors that might cause such differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer problems, and other uncertainties.

12.  Subsequent Event (Unaudited)

On January 2, 1998, the Company completed the purchase of a block of individual life insurance and annuity business from CIGNA Corporation. In connection with this purchase, individuals who became agents of the Company will be eligible to participate in the Plan in 1998.

                                   FORM S-1

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution

     Reference is hereby made to Item 14 of Form S-3, "Other Expenses of Issuance and Distribution."

Item 14.   Indemnification of Directors and Officers

     Pursuant to Indiana law (IND. CODE ANN. Sec. 23-1-37-1 et seq. (Burns, 1994)), as amended from time to time, and to the respective by-laws of LNC and the Company, present and former directors, officers, or employees of LNC and the Company will be indemnified by their respective corporations against liability incurred in their capacities as directors, officers, or employees, or arising from their status as such.

     Further, as permitted by IND. CODE ANN. Sec. 23-1-37-14 (Burns
1994), as amended from time to time, and the by-laws, LNC and LNL have purchased insurance designed to protect and indemnify their officers, directors, and employees in the event they are required to pay any amounts arising from certain civil claims, including claims under the Securities Act of 1933, which might be made against them by reason of any actual or alleged act, error, omission, misstatement, misleading statement, neglect or breach of duty while acting in their respective capacities as directors, officers, employees or agents of the Company.

Item 15.   Recent Sales of Unregistered Securities

           Not Applicable.

Item 16.   Exhibits and Financial Statement Schedules

     a) The exhibits furnished with this Registration Statement are listed on page II-5.

     b) All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions, are inapplicable, or the required information has been included in the financial statements, and therefore has been omitted.

Item 17.   Undertakings

     (a) The undersigned registrant undertakes -- (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   Form S-3

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

    Set forth below are estimates of all additional expenses incurred or to be incurred by the Issuer paid in calendar year 1997, in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commission.


          Registration fees                  $   -0-
          Printing and engraving                 200
          Legal fees                             -0-
          Accounting fees                     29,400
          State blue sky fees and expenses       -0-
          Miscellaneous                          -0-
                                              ------
               TOTAL                         $29,600

      The Registrant paid in 1997 an annual premium of approximately $970,340 (for itself and all subsidiaries) in respect of directors' and officers' liability insurance which would cover, among other things, certain claims made against its directors and officers including claims arising under the Securities Act of 1933, as amended.


Item 15.   Indemnification of Directors and Officers

     Pursuant to Indiana law (IND. CODE ANN. Sec. 23-1-37-1 et seq. (Burns 1994)), as amended from time to time and to the respective By-Laws of LNC and the Company, present and former directors, officers, or employees of LNC and the Company will be indemnified by their respective corporations against liability incurred in their capacities as directors, officers, or employees, or arising from their status as such.


     Further, as permitted by IND. CODE ANN. Sec. 23-1-37-14 (Burns
1994) as amended from time to time, and the By-Laws, LNC and LNL have purchased insurance designed to protect and indemnify their officers, directors, or employees in the event they are required to pay any amounts arising from certain civil claims, including claims under the Securities Act of 1933, which might be made against them by reason of any actual or alleged act, error, omission, misstatement, misleading statement, neglect or breach of duty while acting in their respective capacities as directors, officers, employees or agents of the Company.

Item 16.   Exhibits

     The exhibits furnished with this Registration Statement are listed on page II-5.

Item 17.   Undertakings

     (a) The undersigned registrant undertakes -- (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                         SIGNATURES-REGISTRANT

     Lincoln National Corporation ("Registrant") - Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Wayne, State of Indiana on April 28, 1998.

                                       LINCOLN NATIONAL CORPORATION

                                       /S/JON A. BOSCIA

                                       Jon A. Boscia
                                       President



     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                          Title                  Date

/S/JON A. BOSCIA               President & Director           4/28/98
(Jon A. Boscia)                (Principal Executive Officer)

/S/IAN M. ROLLAND              Chairman of the Board, CEO     4/28/98
(Ian M. Rolland)               & Director


/S/DONALD L. VANWYNGARDEN      Second Vice President &        4/28/98
(Donald L. VanWyngarden)       Controller (Principal
                               Accounting Officer)

/S/RICHARD C. VAUGHAN          Executive Vice President       4/28/98
(Richard C. Vaughan)           (Principal Financial
                               Officer)

/S/J. PATRICK BARRETT          Director                       4/28/98
(J. Patrick Barrett)

/S/**                          Director                       4/28/98
(Thomas D. Bell, Jr.)

/S/*                           Director                       4/28/98
(Daniel K. Efroymson)

/S/**                          Director                       4/28/98
(Harry L. Kavetas)

/S/*                           Director                       4/28/98
(M. Leanne Lachman)

/S/*                           Director                       4/28/98
(Earl L. Neal)

/S/ROEL PIEPER                 Director                       4/28/98
(Roel Pieper)

/S/**                          Director                       4/28/98
(John M. Pietruski)

/S/*                           Director                       4/28/98
(Jill S. Ruckelshaus)

/S/*                           Director                       4/28/98
(Gordon A. Walker)

/S/**                          Director                       4/28/98
(Gilbert R. Whitaker, Jr.)


*/S/JOHN L. STEINKAMP
 John L. Steinkamp pursuant to a Power of Attorney filed with the original Registration Statement, effective April 30, 1986.

**/S/JOHN L. STEINKAMP
 John L. Steinkamp pursuant to a Power of Attorney Statement, filed with Post-Effective Amendment No. 5 to the registration statement, effective April 30, 1991.

                            POWER OF ATTORNEY


     LET IT BE KNOWN that each officer or director of The Lincoln National Life Insurance Company whose signature appears in paragraph (b) under "SIGNATURES-REGISTRANT" below revokes all Powers of Attorney authorizing any person to act as his/her attorney-in-fact relative to The Lincoln National Life Insurance Company Agents' Savings and Profit-Sharing Plan which were previously executed by him/her and appoints John L. Steinkamp, Dennis L.Schoff, and C. Suzanne Womack, jointly and severally, his/her attorneys-in-fact, with power of substitution, for him/her in all capacities to sign amendments and post-effective amendments to the Registration Statement of The Lincoln National Life Insurance Company Agents' Savings and Profit-Sharing Plan, and to file such amendments with exhibits with the Securities and Exchange Commission, hereby ratifying all that each attorney-in-fact may do or cause to be done by virtue of this power.


                        SIGNATURES-REGISTRANT

     (a) Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Forms S-3 and S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Wayne, State of Indiana, on April 28, 1998.

                              THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                              By: /S/GABRIEL L. SHAHEEN
                                  (Gabriel L. Shaheen, President)


     (b) Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                         Title                    Date

/S/GABRIEL L. SHAHEEN        President and Chief Executive       4/28/98
(Gabriel L. Shaheen)         Officer and Director

/S/KEITH J. RYAN             Senior Vice President, Chief        4/28/98
(Keith J. Ryan)              Financial Officer, and
                             (Assistant Treasurer)

/S/H. THOMAS MCMEEKIN        Director                            4/28/98
(H. Thomas McMeekin)

/S/IAN M. ROLLAND            Director                            4/28/98
(Ian M. Rolland)

/S/JON A. BOSCIA             Director                            4/28/98
(Jon A. Boscia)

/S/LARRY ROWLAND             Director                            4/28/98
(Larry Rowland)

/S/RICHARD C. VAUGHAN        Director                            4/28/98
(Richard C. Vaughan)

                             SIGNATURES-PLAN

     The Lincoln National Life Insurance Company Agents' Savings and Profit-Sharing Plan ("Plan"). Pursuant to the requirements of the Securities Act of 1933, the Plan certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Wayne, State of Indiana on April 24, 1998.

                                     THE LINCOLN NATIONAL LIFE INSURANCE
                                     COMPANY AGENTS' SAVINGS AND PROFIT-
                                     SHARING PLAN

                                     By:  /S/GEORGE E. DAVIS
                                             George E. Davis, Chairman
                                          Lincoln National Corporation
                                          Benefits Committee

                          INDEX TO EXHIBITS



Exhibit No.          Description

   23           Consent of Ernst &
                Young LLP, Independent
                Auditors

219-455-1263


April 24, 1998


Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, NW
Washington, DC 20549

Re: The Lincoln National Life Insurance
    Company Agents' Savings and Profit-
    Sharing Plan -- Reg. No. 33-4711:
    Post-Effective Amendment Number 12 on Form S-1 (with Form S-3
    Information about Lincoln National Corporation)

Ladies and Gentlemen:

On behalf of the Lincoln National Life Insurance Company Agents' Savings and Profit-Sharing Plan (the "Plan") and Lincoln National Corporation (the "Registrant"), and in conformity with Section 8(c) of the Securities Act of 1933 and Regulation C thereunder, I enclose Post-Effective Amendment No. 12 to the
Registration Statement of reference which includes the Plan's financial statements. Also enclosed is a separate letter requesting acceleration of the effective date of the Prospectus to May 1,1998 and the consent of Ernst & Young LLP.

As with prior filings, this Amendment follows the hybrid registration format agreed upon after extensive discussions with the Commission staff in 1983. It was agreed at that time that the Plan would file on Form S-1 and in addition, would provide S-3-type disclosure with respect to the Issuer, and S-8-type disclosure with respect to the Plan itself.

If you have any questions or comments with respect to this Registration, please call me at the above number. The Registrant sincerely hopes that the Staff will see fit to grant acceleration of the effective date of this amended Prospectus to May 1, 1998.

Sincerely,

/S/DENNIS L. SCHOFF
Dennis L. Schoff
Vice President and
Associate General Counsel

Enclosures